Exhibit 99.1

PRO FORMA VALUATION REPORT

SI FINANCIAL GROUP, INC.

Willimantic, Connecticut

PROPOSED HOLDING COMPANY FOR:

SAVINGS INSTITUTE BANK AND TRUST COMPANY

Willimantic, Connecticut

Dated As Of:

August 26, 2010

Prepared By:

RP® Financial, LC.

1100 North Glebe Road

Suite 1100

Arlington, Virginia 22201

RP® FINANCIAL, LC. Serving the Financial Services Industry Since 1988

                     August 26, 2010

Boards of Directors

SI Bancorp, MHC

SI Financial Group, Inc.

Savings Institute Bank and Trust Company

803 Main Street

Willimantic, Connecticut 06226

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion and Reorganization

On September 9, 2010, the respective Boards of Directors of SI Bancorp, MHC (the “MHC”), SI Financial Group, Inc. (“SIFI”) and Savings Institute Bank and Trust Company, Willimantic, Connecticut (the “Bank”) adopted a Plan of Conversion (the “Plan of Conversion”) whereby the MHC will convert to stock form. As a result of the conversion, SIFI, which currently owns all of the issued and outstanding common stock of the Bank will be succeed by a Maryland corporation with the name of SI Financial Group, Inc. (“SI Financial” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as SI Financial or the Company. As of June 30, 2010, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 61.87% of the common stock (the “MHC Shares”) of SI Financial. The remaining 38.13% of SI Financial’s common stock is owned by public stockholders.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

August 26, 2010

It is our understanding that SI Financial will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering and/or a syndicated community offering to the public at large. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of SIFI will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2005 through December 31, 2009 and a review of various unaudited information and internal financial reports through June 30, 2010, and due diligence related discussions with the Company’s management; Wolf and Company, P.C., the Company’s independent auditor; Kilpatrick Stockton LLP, the Company’s conversion counsel; and Stifel, Nicolaus & Company, Incorporated, the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

Boards of Directors

August 26, 2010

We have investigated the competitive environment within which SI Financial operates and have assessed SI Financial’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on SI Financial and the industry as a whole. We have analyzed the potential effects of the stock conversion on SI Financial’s operating characteristics and financial performance as they relate to the pro forma market value of SI Financial. We have analyzed the assets held by the MHC, which will be consolidated with SI Financial’s assets and equity pursuant to the completion of the second-step conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared SI Financial’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on SI Financial’s representation that the information contained in the regulatory applications and additional information furnished to us by SI Financial and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by SI Financial, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of SI Financial. The valuation considers SI Financial only as a going concern and should not be considered as an indication of SI Financial’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for SI Financial and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of SI Financial’s’ stock alone. It is our understanding that there are no current plans for selling control of SI Financial following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which SI Financial’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Boards of Directors

August 26, 2010

Valuation Conclusion

It is our opinion that, as of August 26, 2010, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of SIFI – was $84,852,568 at the midpoint, equal to 10,606,571 shares at $8.00 per share. The resulting range of value and pro forma shares, all based on $8.00 per share, are as follows: $72,124,680 or 9,015,585 shares at the minimum; $97,580,456, or 12,197,557 shares at the maximum; and $112,217,520 or 14,027,190 shares, at the supermaximum (also known as “maximum, as adjusted”).

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $52,500,000, equal to 6,562,500 shares at $8.00 per share. The resulting offering range and offering shares, all based on $8.00 per share, are as follows: $44,625,000, or 5,578,125 shares, at the minimum; $60,375,000 or 7,546,875 shares at the maximum; and $69,431,248 or 8,678,906 shares, at the supermaximum.

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC, SIFI and the Bank have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $8.00 per share offering price, the indicated exchange ratio at the midpoint is 0.9006 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.7655 at the minimum, 1.0357 at the maximum and 1.1910 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of

Boards of Directors

August 26, 2010

matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of SI Financial immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of SI Financial as of June 30, 2010, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of SIFI and the exchange of the public shares for newly issued shares of SI Financial’s common stock as a full public company was determined independently by the Boards of Directors of the MHC, SIFI and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of SI Financial, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of SI Financial’s stock offering.

Boards of Directors

August 26, 2010

Respectfully submitted, RP® FINANCIAL, LC.

Ronald S. Riggins President and Managing Director

Gregory E. Dunn Director

RP® Financial, LC.	TABLE OF CONTENTS i

TABLE OF CONTENTS

SI FINANCIAL GROUP, INC.

SAVINGS INSTITUTE BANK AND TRUST COMPANY

Willimantic, Connecticut

DESCRIPTION	PAGE NUMBER
CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion	I.2
Strategic Overview	I.2
Balance Sheet Trends	I.6
Income and Expense Trends	I.10
Interest Rate Risk Management	I.14
Lending Activities and Strategy	I.15
Asset Quality	I.18
Funding Composition and Strategy	I.19
Trust Services and Subsidiaries	I.20
Legal Proceedings	I.21

CHAPTER TWO MARKET AREA

Introduction	II.1
National Economic Factors	II.1
Market Area Demographics	II.7
Local Economy	II.9
Unemployment Trends	II.11
Market Area Deposit Characteristics and Competition	II.11

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.6
Income and Expense Components	III.9
Loan Composition	III.12
Interest Rate Risk	III.14
Credit Risk	III.16
Summary	III.16

RP® Financial, LC.	TABLE OF CONTENTS ii

TABLE OF CONTENTS

SI FINANCIAL GROUP, INC.

SAVINGS INSTITUTE BANK AND TRUST COMPANY

Willimantic, Connecticut

(continued)

DESCRIPTION	PAGE NUMBER
CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1. Financial Condition	IV.3
2. Profitability, Growth and Viability of Earnings	IV.5
3. Asset Growth	IV.7
4. Primary Market Area	IV.7
5. Dividends	IV.8
6. Liquidity of the Shares	IV.9
7. Marketing of the Issue	IV.10
A. The Public Market	IV.10
B. The New Issue Market	IV.17
C. The Acquisition Market	IV.18
D. Trading in SI Financial’s Stock	IV.21
8. Management	IV.22
9. Effect of Government Regulation and Regulatory Reform	IV.22
Summary of Adjustments	IV.23
Valuation Approaches:	IV.23
1. Price-to-Earnings (“P/E”)	IV.25
2. Price-to-Book (“P/B”)	IV.26
3. Price-to-Assets (“P/A”)	IV.28
Comparison to Recent Offerings	IV.28
Valuation Conclusion	IV.29

RP® Financial, LC.	LIST OF TABLES iii

LIST OF TABLES

SI FINANCIAL GROUP, INC.

SAVINGS INSTITUTE BANK AND TRUST COMPANY

Willimantic, Connecticut

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.7
1.2	Historical Income Statements	I.11

2.1	Summary Demographic Data	II.8
2.2	Primary Market Area Employment Sectors	II.10
2.3	Market Area Largest Employers	II.10
2.4	Unemployment Trends	II.11
2.5	Deposit Summary	II.12
2.6	Market Area Deposit Competitors	II.13

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.15
3.6	Credit Risk Measures and Related Information	III.17

4.1	Market Area Unemployment Rates	IV.8
4.2	Pricing Characteristics and After-Market Trends	IV.19
4.3	Market Pricing Comparatives	IV.20
4.4	Public Market Pricing	IV.27

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Savings Institute Bank and Trust Company (the “Bank”), founded in 1842, is a federally chartered stock savings bank headquartered in Willimantic, Connecticut. The Bank serves eastern Connecticut through the main office and 20 branch offices, which are located in the counties of Windham, New London, Tolland, Hartford and Middlesex. A map of the Bank’s branch office locations is provided in Exhibit I-1. The Bank also maintains a trust servicing office located in Rutland, Vermont, which provides third-party trust outsourcing services to other community banks located throughout the country. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”).

SI Financial Group, Inc. (“SIFI”) is the federally-chartered mid-tier holding company of the Bank. SIFI owns 100% of the outstanding common stock of the Bank. Since being formed in 2004, SIFI has engaged primarily in the business of holding the common stock of the Bank. SIFI completed its initial public offering on September 30, 2004, pursuant to which it sold 5,025,500 shares or 40% of its outstanding common stock to the public, contributed 251,275 shares or 2.0% of its common stock outstanding to SI Financial Group Foundation and issued 7,286,975 shares or 58% of its common stock outstanding to SI Bancorp, MHC (the “MHC”), the mutual holding company parent of SIFI. Since the initial public offering, SIFI has completed a number of stock repurchases of the public shares. As of June 30, 2010, SIFI held 786,254 shares in treasury. Accordingly, as of June 30, shares held by public stockholders equaled 4,490,521 or 38.13% of SIFI’s common stock outstanding and the 7,286,975 shares held by the MHC equaled 61.87% of SIFI common stock outstanding. The MHC and SIFI are savings and loan holding companies subject to regulation by the OTS. At June 30, 2010, SIFI had total assets of $889.4 million, deposits of $674.4 million and equity of $81.2 million, or 9.12% of total assets. SIFI’s audited financial statements for the most recent period are included by reference as Exhibit I-2.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.2

Plan of Conversion

On September 9, 2010, the respective Boards of Directors of the MHC, SIFI and the Bank adopted a Plan of Conversion (the “Plan of Conversion”) whereby the MHC will convert to stock form. As a result of the conversion, SIFI, which currently owns all of the issued and outstanding common stock of the Bank, will be succeed by a Maryland corporation with the name of SI Financial Group, Inc. (“SI Financial” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as SI Financial or the Company. As of June 30, 210, the MHC’s ownership interest in SI Financial approximated 61.87% and the public stockholders’ ownership interest in SI Financial approximated 38.13%.

It is our understanding that SI Financial will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including the Bank’s employee stock ownership plans (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of the Bank will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

Strategic Overview

SI Financial maintains a local community banking emphasis, with a primary strategic objective of providing a full range of financial services to individuals, municipalities and businesses in its markets. The Company’s primary product offerings

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.3

include savings, checking and certificate of deposit (“CD”) accounts, residential and commercial mortgage loans, construction loans, commercial business loans and consumer loans. The Company also provides wealth management services, which include trust, financial planning, investment services and life insurance, which are offered to individuals and businesses through its branch offices. Through SI Trust Servicing, the Company also provides third-party trust outsourcing services to other community banks located throughout the country.

The Company has pursued a strategy of strengthening its community bank franchise through expanding its branch network, growing a diversified loan portfolio, increasing deposits and building non-interest revenue sources. Implementation of these strategies has facilitated balance sheet growth sustained largely by loan growth and funded primarily by retail deposits. Loan growth strategies have been achieved without comprising credit quality, as the Company’s credit quality ratios for non-performing loans and non-performing assets have remained at favorably low levels.

Investments serve as a supplement to the Company’s lending activities for purposes of facilitating management of interest rate risk and liquidity. Recent trends show an increase in the Company’s holdings of investment securities reflecting redeployment of excess liquidity resulting from deposit growth and a modest reduction in the loans receivable balance. Most of the growth of the investment portfolio has consisted for U.S. Government and agency obligations and mortgage-backed securities issued or guaranteed by government sponsored enterprises. For the years ended December 31, 2009 and 2008, the Company recognized $228,000 and $7.1 million of impairment charges on investments deemed other than temporarily impaired (“OTTI”) respectively. An additional OTTI charge of $161,000 was recorded for the six months ended June 30, 2010. The OTTI charges were related to the Company’s investment holdings of non-agency mortgage-backed securities, corporate debt securities in the form of Pooled Trust Preferred Securities (“PTPS”) and equity securities consisting of perpetual preferred stock of Fannie Mae and Freddie Mac. As of June 30, 2010, mortgage-backed securities issued or guaranteed by GSEs comprised the largest portion of the investment portfolio.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.4

Asset growth has been primarily funded through deposit growth, which has consisted of a combination of core deposits and CDs. Most of the core deposit growth has been largely sustained through growth of NOW and money market deposit accounts. The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk, with FHLB advances constituting the primary source of borrowings utilized by the Company. The Company’s also maintains $8.3 million of trust preferred debt. In recent years, deposit growth has been strong enough to fund asset growth as well as the pay down a portion of the Company’s FHLB advances.

SI Financial’s earnings base is largely dependent upon net interest income and operating expense levels, while non-interest income represents a significant source of revenues for the Company as well. As the result of the Company’s fairly diversified operations, which includes offering financial services that do not impact asset balances, the Company’s operating expenses exceed net interest income and, thus, core profitability is contingent upon sources of non-interest operating income. Revenues derived from non-interest income sources have been a consistently strong contributor to the Company’s earnings, consisting mostly of service fees generated through the Company’s retail banking activities and wealth management fees.

The post-offering business plan of the Company is expected to continue to focus on continuing to pursue organic growth of the balance sheet through expansion in existing and new markets, which will facilitate lending growth funded by growth of retail and commercial deposits. Accordingly, SI Financial will continue to be an independent community-oriented financial institution with a commitment to local real estate and non-mortgage financing with operations funded by deposits, borrowings, equity capital and internal cash flows. In addition, the Company will continue to emphasize increasing the diversification of its loan portfolio composition, with a particular emphasis on growth of commercial real estate and commercial business lending relationships. The Company’s strategy is to emphasize growth of core deposits as the primary source to fund asset growth, pursuant to which the Company will seek to establish full service banking relationships with its loan customers. Growth is also expected to be facilitated by the Company’s offering of a full range of financial services to its customer base.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.5

The Board of Directors has elected to complete a mutual-to-stock conversion to improve the competitive position of SI Financial. The capital realized from the stock offering will increase the operating flexibility and overall financial strength of SI Financial. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. SI Financial’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Company’s future funding needs, which may facilitate a reduction in SI Financial’s funding costs. Additionally, SI Financial’s higher equity-to-assets ratio will also better position the Company to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in desired growth markets. The Company will also be better positioned to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position and increased capacity to offer stock as consideration. At this time, the Company has no specific plans for expansion, but as part of its business plan has identified developing new branch locations in desired growth markets as a potential growth strategy that will be pursued following the second-step conversion. The projected uses of proceeds are highlighted below.

•

SI Financial Group, Inc. The Company is expected to retain up to 40% of the net offering proceeds. At present, funds retained by the Company are expected to be invested into short-term investment grade securities and liquid funds. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of cash dividends.

•

Savings Institute Bank and Trust Company. Approximately 60% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth over time.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.6

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with SI Financial’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five and one-half years. From year end 2005 through June 30, 2010, SI Financial’s assets increased at a 5.7% annual rate. Asset growth has been sustained through a combination of loans and cash and investments, which was primarily funded by deposit growth. A summary of SI Financial’s key operating ratios for the past five and one-half years is presented in Exhibit I-3.

SI Financials loans receivable portfolio increased at a 3.8% annual rate from year end 2005 through June 30, 2010, with the loan portfolio exhibiting an upward trend from year end 2005 through year end 2008 and then declining in 2009 and the first six months of 2010. The loans receivable balance at June 30, 2010 was $606.5 million. The Company’s lower loan growth rate compared to total asset growth provided for a decrease the loans-to-assets ratio from 74.3% at year end 2005 to 68.2% at June 30, 2010.

While 1-4 family permanent mortgage loans represent the largest concentration in the Company’s loan portfolio, SI Financial’s emphasis on implementation of a diversified lending strategy is evidenced by recent trends in the loan portfolio. Trends in the Company’s loan portfolio composition over the past five and one half years show that the concentration of 1-4 family loans comprising total loans decreased from a peak ratio of 55.9% of total loans at year end 2007 to 48.0% of total loans at June 30, 2010. The decrease in the ratio of 1-4 family loans comprising total loans was due to loan growth of other loan types, as well as a decrease in the balance of 1-4 family loans. The decrease in the 1-4 family loan balance reflects the Company’s decision to sell a

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.7

Table 1.1

SI Financial Group, Inc.

Historical Balance Sheet Data

													12/31/05- 06/30/10 Annual. Growth Rate

	At Year Ended December 31,										At June 30,
	2005		2006		2007		2008		2009		2010
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$691,868	100.00%	$757,037	100.00%	$790,198	100.00%	$853,122	100.00%	$872,354	100.00%	$889,435	100.00%	5.74%
Cash and cash equivalents	25,946	3.75%	26,108	3.45%	20,669	2.62%	23,203	2.72%	24,204	2.77%	46,093	5.18%	13.62%
Investment securities	120,019	17.35%	119,508	15.79%	141,914	17.96%	162,699	19.07%	183,562	21.04%	182,210	20.49%	9.72%
Loans receivable, net	513,775	74.26%	574,111	75.84%	587,538	74.35%	617,263	72.35%	607,692	69.66%	606,514	68.19%	3.76%
FHLB stock	5,638	0.81%	6,660	0.88%	7,802	0.99%	8,388	0.98%	8,388	0.96%	8,388	0.94%	9.23%
Bank-owned life insurance	7,837	1.13%	8,116	1.07%	8,410	1.06%	8,714	1.02%	8,734	1.00%	8,877	1.00%	2.81%
Goodwill and other intangibles	817	0.12%	741	0.10%	643	0.08%	4,294	0.50%	4,195	0.48%	4,179	0.47%	43.72%
		0
Deposits	$509,297	73.61%	$538,676	71.16%	$548,335	69.39%	$620,651	72.75%	$658,787	75.52%	$674,443	75.83%	6.44%
Borrowings	95,146	13.75%	127,421	16.83%	149,867	18.97%	147,848	17.33%	124,348	14.25%	122,417	13.76%	5.76%
Equity	$80,043	11.57%	$82,386	10.88%	$82,087	10.39%	$72,927	8.55%	$77,462	8.88%	$81,160	9.12%	0.31%
Loans/Deposits		1.11%		1.24%		1.42%		1.35%		1.27%		1.24%
Full Service Banking Offices Open	17		19		20		21		21		21

(1)	Ratios are as a percent of ending assets.

Sources: SI Financial’s prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.8

larger portion of its fixed rate loan originations in the low interest rate environment that has generally prevailed during the past two and one-half years. Commercial real estate/multi-family loans constitute the primary area of lending diversification for the Company, with such loans increasing from 19.5% of total loans at year end 2005 to 26.5% of total loans at June 30, 2010. Other areas of lending diversification for SI Financial include commercial business loans (increasing from 15.0% of total loans at year end 2005 to 19.5% of total loans at June 30, 2010), consumer loans (decreasing from 4.6% of total loans at year end 2005 to 4.5% of total loans at June 30, 2010) and construction loans (decreasing from 9.2% of total loans at year end 2005 to 1.5% of total loans at June 30, 2010).

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting SI Financial’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities. Over the past five and one-half years, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 20.1% of assets at year end 2006 to a high of 26.6% of assets at June 30, 2010. The shift towards a higher concentration of cash and investments in recent years reflects deployment of deposit growth and loan portfolio shrinkage into cash and investments to facilitate management of interest rate in the current low interest rate environment. As of June 30, 2010, mortgage-backed securities comprised the largest segment of the Company’s investments and consisted primarily of securities that are guaranteed or insured by GSEs. On a more limited basis, the mortgage-backed securities portfolio includes private-label mortgage-backed securities. As of June 30, 2010, the mortgage-backed securities portfolio totaled $112.8 million of which $96.5 million of the portfolio was guaranteed or insured by GSEs. Beyond the mortgage-backed securities portfolio, investment securities held by the Company at June 30, 2010 consisted of U.S. Government and agency obligations ($28.1 million). GSE securities ($15.4 million), corporate debt securities ( ($10.5 million), collateralized debt obligations ($5.0 million), municipal bonds ($6.0 million), tax-exempt securities ($3.2 million), foreign government securities ($100,000) and equity securities ($1.0 million). As of June 30, 2010, all

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.9

investment securities were maintained as available for sale and there was a net unrealized loss on the investment portfolio of $31,000. Exhibit I-4 provides historical detail of the Company’s investment portfolio. Other investments held by Company at June 30, 2010 consisted of $8.4 million of FHLB stock. The Company also held cash and cash equivalents amounting to $46.1 million or 5.2% of assets at June 30, 2010, 2010, which was at a relatively high level compared to historical levels of cash and cash equivalents that have been maintained by the Company.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of certain officers of the Company. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of June 30, 2010, the cash surrender value of the Company’s BOLI equaled $8.9 million.

The Company maintained goodwill and intangibles of $4.2 million at June 30, 2010, versus a balance of $817,000 at year end 2005. Goodwill and intangibles maintained at year end 2005 was the result of the acquisition of SI Trust Servicing, which was acquired in November 2005. The goodwill and intangibles added in 2008 resulted from the acquisition of two branch offices, which were acquired in January and March of 2008.

Over the past five and one-half years, SI Financial’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From year end 2005 through June 30, 2010, the Company’s deposits increased at a 6.4% annual rate. Total deposits, excluding escrow account deposits, trended higher throughout the five and one-half year period, increasing from $509.3 million or 73.6% of assets at year end 2005 to $674.4 million or 75.8% of assets at June 30, 2010. Deposit growth in recent years has been primarily driven by money market and checking account deposits and, to a lesser extent, growth of CDs, which has served to increase the concentration of core deposits comprising total deposits in recent years. Core deposits, including escrow deposits, comprised 55.2% of total deposits at June 30, 2010, versus 50.4% of total deposits at year end 2007.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.10

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. From year end 2005 through June 30, 2010, borrowings increased at an annual rate of 5.8%. The Company’s utilization of borrowings reached a peak balance of $149.9 million or 19.0% of assets at year end 2007 and then trended lower to $122.4 million or 13.8% of assets at June 30, 2010. Borrowings held by the Company at June 30, 2010 consisted of $114.2 million of FHLB advances and $8.2 million of trust preferred debt.

The Company’s equity increased at a 0.3% annual rate from year end 2005 through June 30, 2010, as earnings during that period were largely offset by stock repurchases and dividend payments. The slower pace of equity growth relative to asset growth provided for a decrease in the Company’s equity-to-assets ratio from 11.6% at year end 2005 to 9.1% at June 30, 2010. The Company’s tangible equity-to-assets ratio equaled 8.7% at June 30, 2010. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 2010. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, SI Financial’s ROE will initially be depressed following its stock conversion as the result of the significant increase that will be realized in the Company’s pro forma capital position.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five years and for the twelve months ended June 30, 2010. The Company’s reported earnings over the past five and one-half years, ranged from a net loss of $2.9 million or 0.34% of average assets in 2008 to net income of $3.4 million or 0.52% of average assets in 2009. The net loss recorded in 2008 was mostly related to OTTI losses recorded on the Company’s investment portfolio. Net interest income and operating expenses represent the primary components of the Company’s earnings. The Company earns a relatively high level of non-interest operating income, which is largely derived from fees generated from transaction deposits and wealth management

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.11

Table 1.2

SI Financial Group, Inc.

Historical Income Statements

	For the Year Ended December 31,										For the 12 months Ended 06/30/10
	2005		2006		2007		2008		2009
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$33,905	5.19%	$40,777	5.58%	$43,347	5.53%	$46,499	5.50%	$43,588	5.01%	$41,651	4.74%
Interest expense	(12,131)	-1.86%	(18,261)	-2.50%	(21,783)	-2.78%	(22,459)	-2.66%	(18,861)	-2.17%	(16,288)	-1.86%

Net interest income	$21,774	3.33%	$22,516	3.08%	$21,564	2.75%	$24,040	2.84%	$24,727	2.83%	$25,363	2.88%
Provision for loan losses	(410)	-0.06%	(881)	-0.12%	(1,062)	-0.14%	(1,369)	-0.16%	(2,830)	-0.33%	(1,322)	-0.15%

Net interest income after provisions	$21,364	3.27%	$21,635	2.96%	$20,502	2.61%	$22,671	2.68%	$21,897	2.52%	$24,041	2.74%
Other operating income	$6,251	0.96%	$8,542	1.17%	$9,272	1.18%	$9,821	1.16%	$9,822	1.13%	$10,416	1.19%
Operating expense	(22,588)	-3.46%	(25,959)	-3.55%	(27,928)	-3.56%	(30,040)	-3.56%	(31,405)	-3.61%	(31,668)	-3.61%

Net operating income	$5,027	0.77%	$4,218	0.58%	$1,846	0.24%	$2,452	0.29%	$314	0.04%	$2,789	0.32%
Non-Operating Income
Gain(loss) on sale of securities	$59	0.01%	($284)	-0.04%	106	0.01%	$463	0.05%	$285	0.03%	$712	0.08%
Impairment loss on securities	—	0.00%	—	0.00%	—	0.00%	(7,148)	-0.85%	(228)	-0.03%	(410)	-0.05%
Gain(loss) on sale of equipment	—	0.00%	—	0.00%	—	0.00%	—	0.00%	99	0.01%	(5)	0.00%

Net non-operating income	$59	0.01%	($284)	-0.04%	$106	0.01%	($6,685)	-0.79%	$156	0.02%	$297	0.03%
Net income before tax	$5,086	0.78%	$3,934	0.54%	$1,952	0.25%	($4,233)	-0.50%	$470	0.05%	$3,086	0.35%
Income tax provision	(1,689)	-0.26%	(1,156)	-0.16%	(540)	-0.07%	1,360	0.16%	(35)	0.00%	(882)	-0.10%

Net income (loss)	$3,397	0.52%	$2,778	0.38%	$1,412	0.18%	($2,873)	-0.34%	$435	0.05%	$2,204	0.25%
Adjusted Earnings
Net income	$3,397	0.52%	$2,778	0.38%	$1,412	0.18%	($2,873)	-0.34%	$435	0.05%	$2,204	0.25%
Add(Deduct): Net gain/(loss) on sale	(59)	-0.01%	284	0.04%	(106)	-0.01%	6,685	0.79%	(156)	-0.02%	(297)	-0.03%
Tax effect (2)	19	0.00%	(94)	-0.01%	35	0.00%	(2,206)	-0.26%	51	0.01%	98	0.01%

Adjusted earnings	$3,357	0.51%	$2,968	0.41%	$1,341	0.17%	$1,606	0.19%	$330	0.04%	$2,005	0.23%
Expense Coverage Ratio (3)	0.96		0.87		0.77		0.80		0.79		0.80
Efficiency Ratio (4)	80.7%		83.6%		90.6%		88.7%		91.0%		88.5%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 33.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).

Sources: SI Financial’s prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.12

services. Loan loss provisions have had a varied impact on the Company’s earnings over the past five and one-half years. With the exception of 2008, gains and losses on investments have been a relatively modest factor in the Company’s earnings over the past five and one-half years.

Over the past five and one-half years, the Company’s net interest income to average assets ratio ranged from a low of 2.75% during 2007 to a high of 3.33% during 2005. For the twelve months ended June 30, 2010, the Company’s net interest income to average assets ratio equaled 2.88%. The decrease in the Company’s net interest income ratio from year end 2005 through year end 2007 was the result of a more significant increase in the interest expense ratio compared to the interest income ratio, as the Company’s interest rate spread narrowed from 3.19% during 2005 to 2.47% during 2007 due to a more significant increase in funding costs relative to interest-earning asset yields. Comparatively, the increase in the net interest income ratio since 2007 has been facilitated by market interest rate trends, as the decline short-term interest rates and resulting steeper yield curve has provided for a more significant decline in the Company’s funding costs relative to less rate sensitive interest-earning asset yields. Overall, the Company’s interest rate spread increased from 2.47% during 2007 to 2.91% during the six months ended June 30, 2010. The improvement in the Company’s interest rate spread was partially offset by a shift in its interest-earning asset composition towards a higher concentration of cash and investments that earn lower yields relative to loans. The Company’s net interest rate spreads and yields and costs for the past five and one-half years are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been a fairly stable and healthy contributor to the Company’s earnings over the past five and one-half years, ranging from a low of 0.96% of average assets during 2005 to a high of 1.19% of average assets during the twelve months ended June 30, 2010. Service fees generated from transaction account deposits and wealth management fees constitute the major portion of non-interest operating income for the Company.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.13

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of 3.46% of average assets during 2005 to a high of 3.61% of average assets during 2009 and for the twelve months ended June 30, 2010. The relatively high operating expense ratios maintained by the Company reflect the operating expenses associated with its wealth management services, as well as the higher staffing needs associated with generating and service transaction and saving account deposits which comprise a relatively high percentage of the Bank’s deposit composition, The Company’s off-balance sheet portfolio of loans serviced for others also places upward pressure on the operating expense ratio as a percent of average assets. Upward pressure will be placed on the Company’s operating expense ratio following the second-step offering due to additional stock benefit plan expenses. At the same, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through continuing to pursue its growth strategies.

Overall, the general trends in the Company’s net interest margin and operating expense ratio since 2005 reflect a decrease in core earnings, as indicated by the Company’s expense coverage ratio (net interest income divided by operating expenses). SI Financial’s expense coverage ratio equaled 0.96 times during 2005 versus a ratio of 0.80 times during the twelve months ended June 30, 2010. The decrease in the expense coverage ratio resulted from a decrease in the net interest income ratio and an increase in the operating expense ratio. Similarly, SI Financial’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 80.7% during 2005 was more favorable than its efficiency ratio of 88.7% during the twelve months ended June 30, 2010.

Over the past five and one-half years, loan loss provisions established by the Company ranged from a low of 0.06% of average assets during 2005 to a high of 0.33% of average assets during 2009. For the twelve months ended June 30, 2010, provisions for loan losses equaled $1.3 million or 0.15% of average assets. Higher loan loss provisions were established in 2009 to address an increase in loan charge-offs, as well as the adverse impact that the economic downturn has had on real estate market conditions in the Company’s lending markets. As of June 30, 20109, the Company

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.14

maintained loan loss allowances of $4.9 million, equal to 0.80% of net loans receivable and 114.32% of non-performing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past five and one-half years.

Non-operating income over the past five and one-half years has primarily consisted of gains and losses on the sale of investment securities and OTTI losses on the Company’s investment securities. Overall, non-operating income ranged from a net loss of $6.7 million or 0.79% of average assets during 2008, which includes an OTTI loss of $7.1 million, to net gains equal to $297,000 or 0.03% of average assets during the twelve months ended June 30, 2010. The net gain recorded during the most recent twelve month period consisted of gains on the sale of investment securities, which were partially offset by an OTTI loss on investment securities and a nominal loss on the sale of equipment. The components of the Company’s non-operating income are viewed as non-recurring income items and, therefore, are not considered to be part of the Company’s core earnings.

The Company’s effective tax rate ranged from a low of 7.45% during 2009 to a high of 32.13% during 2008. For the twelve months ended June 30, 2010, the Company’s effective tax rate equaled 28.58%. As set forth in the prospectus, the Company’s marginal effective tax rate is 33.0%.

Interest Rate Risk Management

The Company’s balance sheet is slightly liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as in the interest rate environment that generally prevailed during 2006 and 2007, in which the yield curve was flat or inverted. Comparatively, the Company’s net interest margin has benefited from recent market interest rate trends, which has provided for a steeper yield curve as the result of a decline in short-term interest rates. As of June 30, 2010, the Company’s interest rate risk analysis indicated that a 300 basis point increase in rates would reduce net interest income by 3.1% over a twelve month period. (see Exhibit I-7).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through investing in certain securities that mature within five years, maintaining the investment portfolio as available for sale, selling originations of 1-4 family fixed rate loans in the prevailing low interest rate environment for mortgage loans and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term fixed rate loans or balloon loans. As of December 31, 2009, of the Company’s total loans due after December 31, 2010, ARM loans comprised 54.6% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing FHLB advances with maturities out to five years or more, emphasizing growth of lower costing and less interest rate sensitive transaction and savings accounts and extending CD maturities through offering attractive rates on certain CDs with terms of more than one year. Transaction and savings accounts, including escrow account deposits, comprised 55.2% of the Company’s deposit composition at June 30, 2010. Management of interest rate risk is also supported by the relatively high earnings contribution generated from sources of non-interest operating income, which provide fairly stable sources of revenues throughout various interest rate environments.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

SI Financial’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Company’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Company has emphasized commercial real estate/multi-family loans followed by commercial business loans. Other areas of lending diversification for the Company

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.16

include consumer loans, which primarily consist of home equity loans, and construction loans. Going forward, the Company’s lending strategy is to continue to emphasize diversification of the loan portfolio, particularly with respect to growth of commercial business loans and commercial real estate loans. The origination of 1-4 family permanent mortgage loans is expected to remain an active area of lending for the Company as well. Exhibit I-9 provides historical detail of SI Financial’s loan portfolio composition over the past five and one-half years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of December 31, 2009.

SI Financial offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans for terms of up to 40 years, with fixed rate loans constituting the major portion of the Company’s 1-4 family lending volume in recent years. Loan originations of 1-4 family loans are generally underwritten to secondary market guidelines. In the current low interest rate environment, the Company’s general philosophy has been to sell a portion of fixed rate originations, with servicing retained by the Company. ARM loans offered by the Company generally adjust annually after an initial fixed rate period that ranges from one to ten years. ARM loans are indexed to the one year constant maturity Treasury index. Fixed rate loans are offered for terms ranging from 10 to 40 years. As of June 30, 2010, the Company’s outstanding balance of 1-4 family loans equaled $292.4 million or 48.0% of total loans outstanding.

Construction loans originated by the Company consist primarily of loans to finance the construction of 1-4 family residences and, to a lesser extent, construction loans for commercial development projects. The Company’s 1-4 family construction lending activities consist of construction financing for construction/permanent loans and speculative loans that are extended to experienced builders in the Company’s market area. Residential construction loans are offered up to a LTV ratio of 80.0% and require payment of interest only during the construction period which is usually 12 months. Commercial real estate construction loans generally require a commitment for permanent financing to be in place prior to closing construction loan and are originated up to a LTV ratio of 75.0% and up to a LTV ratio of 80.0% of the lesser of the appraised

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.17

value or cost of the project on multi-family construction. At June 30, 2010, the largest outstanding construction loan commitment for the construction of a church was $2.8 million, of which $1.7 million was outstanding. This loan was performing in accordance with its terms at June 30, 2010. The Company has curtailed its construction lending activities in recent years, based on the increased credit risk associated with such lending in the prevailing market environment. The Company is expected to continue to de-emphasize its construction lending activities for the foreseeable future. As of June 30, 2010, SI Financial’s outstanding balance of construction loans totaled $9.3 million or 1.5% of total loans outstanding.

The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are collateralized by properties in the Company’s regional lending area. SI Financial originates commercial real estate and multi-family loans up to a maximum LTV ratio of 75.0% and requires a minimum debt-coverage ratio of 1.20 times. Loan terms typically provide for up to 25 year amortizations, with a shorter repricing term of typically five years. Properties securing the commercial real estate loan portfolio include condominiums, apartment buildings, retail facilities, single-family subdivisions and owner occupied properties used for businesses. The Company’s largest multi-family or commercial real estate loan outstanding at June 30, 2010 was $7.0 million. This loan is secured by a nursing home and rehabilitation facility and was performing according to its terms at June 30, 2010. As of June 30, 2010, the Company’s outstanding balance of multi-family and commercial real estate loans totaled $161.8 million equal to 26.5% of total loans outstanding.

The Company’s diversification into non-mortgage types of lending consists primarily of commercial business loans and, to a less extent consumer loans. Commercial business loans offered by the Company are originated up to a LTV ratio of 75.0% of the value of the personal property. Commercial business loans are offered as term loans and lines of credit, which convert to a term loan at the expiration of a draw period of one year or less. The commercial business loan portfolio consists substantially of loans secured by business assets such as accounts receivable, inventory and equipment. The Company also originates working capital lines credit to

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.18

finance the short-term business needs of businesses. The Company also purchases the portion of commercial business loans that are fully guaranteed by the Small Business Administration (“SBA”) and the United States Department of Agriculture (“USDA”). As of June 30, 2010, SI Financial’s outstanding balance of commercial business loans equaled $118.9 million or 19.5% of total loans outstanding and included $90.8 million of SBA and USDA guaranteed loans.

Home equity lines of credit constitute the largest portion of the Company’s consumer loan portfolio and are offered as floating rate loans indexed to the prime rate as reported in The Wall Street Journal. Home equity loans are currently offered up to a LTV ratio of 80.0% inclusive of other liens on the property. As of June 30, 2010 the home equity loan portfolio totaled $24.0 million or 87.3% of the consumer loan portfolio. The balance of the consumer loan portfolio consists substantially of various types of installment loans and loans secured by deposits. As of June 30, 2010, the consumer loan portfolio totaled $27.4 million or 4.5% of total loans outstanding.

Asset Quality

The Company’s historical 1-4 family lending emphasis and current lending emphasis on lending in local and familiar markets have supported the maintenance of relatively favorable credit quality measures, even as credit market conditions have experienced significant deterioration in recent years. Over the past five and one-half years, SI Financial’s balance of non-performing assets ranged from a low of 0.08% of assets at year end 2005 to a high of 1.09% of assets at year end 2008. The Company held $6.0 million of non-performing assets at June 30, 2010, equal to 0.68% of total assets. As shown in Exhibit I-11, non-performing assets at June 30, 2010 consisted of $4.3 million of non-accruing loans and $1.7 million of real estate owned. Loans secured by 1-4 family properties accounted for the largest concentration of the Company’s balance of non-performing loans. The Company’s real estate owned at December 31, 2009 consisted primarily of commercial real estate properties.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.19

To track the Company’s asset quality and the adequacy of valuation allowances, SI Financial has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed monthly by senior management and quarterly by the Board of Directors. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of June 30, 2010, the Company maintained valuation allowances of $4.9 million, equal to 0.80% of net loans receivable and 114.32% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at June 30, 2010 deposits accounted for 84.6% of SI Financial’s interest-bearing funding composition. Exhibit I-12 sets forth the Company’s deposit composition for the past three and one-half years. Transaction and savings account deposits, including escrow account deposits, constituted 55.2% of total deposits at June 30, 2010, with recent trends showing the concentration of core deposits increasing over the past three and one-half years. Comparatively, transaction and savings account deposits constituted 50.4% of total deposits at June 30, 2010. The increase in the concentration of core deposits comprising total deposits since year end 2007 was primarily realized through growth of NOW and money market deposit accounts. NOW and money market account deposits comprised 64.1% of the Company’s core deposits at June 30, 2010.

The balance of the Company’s deposits consists of CDs, which equaled 44.8% of total deposits at June 30, 2010 compared to 49.6% of total deposits at December 31, 2007. SI Financial’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less). The CD portfolio totaled $303.1 million at June 30, 2010 and $175.1 million or 57.8% were scheduled to mature in one year or less. Exhibit I-13 sets forth the maturity schedule of the Company’s CDs as of June 30, 2010. As of June 30, 2010, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $101.4 million or 33.4% of total CDs. The Company maintained $3.8 million of brokered CDs at June 30, 2010.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.20

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs, liquidity and interest rate risk. The Company maintained $122.4 million of borrowings at June 30, 2010, which consisted of $114.2 million of FHLB advances and $8.2 million of trust preferred debt. For the six months ended June 30, 2010, the weighted average rate on the FHLB advances and trust preferred debt equaled 3.67% and 1.96%, respectively. FHLB advances held by the Company at June 30, 2010 generally had maturities out to five years. The Company’s trust preferred debt was issued in 2006 and matures in 2036. The interest rate on the trust preferred debt is equal to three-month LIBOR plus 1.70%. The Company may redeem the trust preferred securities, in whole or in part, on or after September 15, 2011, or earlier under certain conditions. Exhibit I-14 provides further detail of the Company’s borrowings activities during the past three and one-half years.

Trust Services and Subsidiaries

The Bank’s trust department provides fiduciary services, investment management and retirement services to individuals, partnerships, corporations and institutions. Additionally, the Bank acts as guardian, conservator executor or trustee under various trusts, wills and other agreements. SI Trust Servicing provides third party trust outsourcing services to community banks throughout the country. As of June 30, 2010, trust assets under administration were $136.3 million, consisting of 306 accounts, the largest of which totaled $11.5 million or 8.5% of the trust department’s total assets. As of June 30, 2010, SI Trust Servicing provided trust outsourcing services to 14 clients, consisting of 7,839 accounts totaling $5.5 billion in assets.

The Company’s subsidiaries include the Bank and SI Capital Trust II, which was formed for purposes of issuing the trust preferred debt.

The Bank’s wholly-owned subsidiaries include the following:

803 Financial Corp. was established in 1995 as a Connecticut corporation to maintain an ownership interest in a third party registered broker-dealer, Infinex Investments, Inc. (“(Infinex”). Infinex operates offices at the Bank and offers customers a complete range of non-deposit investment products, including mutual funds, debt, equity and government securities, retirement accounts, insurance products and fixed and variable annuities. The Bank receives a portion of the commissions generated by

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.21

Infinex from sales to customers. Due to a regulatory restriction on federally-chartered thrifts on December 31, 2004, 803 Financial Corp. sold its interest in Infinex to the Company. As a result, 803 Financial Corp. has no other holdings or business activities.

SI Realty Company, Inc. (“SI Realty”) was established in 1999 as a Connecticut corporation, holds real estate owned by the Bank, including foreclosure properties. At June 30, 2010, SI Realty had $4.6 million in assets.

SI Mortgage Company was established in January 1999 to manage and hold loans secured by real property. SI Mortgage Company qualifies as a “passive investment company,” which exempts it from Connecticut income tax under current law.

Legal Proceedings

The Company is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA II.1

II. MARKET AREA

Introduction

SI Financial’s primary market area is eastern Connecticut. SI Financial is headquartered in Willimantic, Connecticut, which is located in Windham County approximately 30 miles east of Hartford. Through the main office and 20 branch offices, the Company maintains office locations in Windham, New London, Tolland, Hartford and Middlesex Counties. Exhibit II-1 provides a summary description of the Company’s office properties.

The Company’s primary market area is a mix of suburban, urban and rural markets. Connecticut’s rural areas and small towns in the northeast and northwest corners contrast sharply with its industrial cities, located along the coastal highways from the New York border to New Haven, then northwards to Hartford, as well as further up the coast near New London. The southern Connecticut market (including Middlesex and New London Counties) represents the greatest concentration of population, deposits and income in the state. Northern and central Connecticut also has some densely populated markets and includes the counties of Hartford, Tolland, and Windham.

Future growth opportunities for SI Financial depend on the future growth and stability of the local and regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon national economic factors and trends. In assessing national economic trends over the past few quarters, economic data at the start of the fourth quarter of 2009 showed further signs of an economic recovery, even as the labor market continued to struggle. U.S. manufacturing activity expanded for the third month in a row in October, while a net loss of 190,000 jobs in October pushed the October unemployment rate up to 10.2%. Retail

RP® Financial, LC.	MARKET AREA II.2

sales and the index of leading economic indicators both rose in October, while housing data was mixed raising doubts about the strength of the sector’s recovery. New home starts tumbled in October, while sales of existing home showed a strong increase in October. Signs of a slow and uneven economic recovery continued to be reflected in the November data. Manufacturing activity continued to grow in November, while the service sector contracted in November after growing in October. Employment data for November reflected the fewest number of job losses since December 2007, which reduced the unemployment rate to 10.0%. The Federal Reserve’s “beige book” released in early-December showed the economy improving moderately, with consumer spending up but commercial real estate weakening. Additional evidence that strength was returning to the economy included a healthy rise in November durable goods orders and manufacturing activity in December expanding at its fastest pace in more than three years. Sales of existing homes were up solidly in November, although construction spending in November was down slightly.

Manufacturing activity expanded in December 2009 at its fastest pace in more than three years, while the service sector recorded only modest growth in December. Job losses were significantly higher than expected in December, dashing hopes of a near term turnaround in employment. Employers cut 85,000 jobs in December, while the December unemployment rate held steady at 10.0%. The index of leading economic indicators rose 1.1% from November to December for its ninth straight month of gains, while housing data for December was less favorable with both new and existing home sales declining in December. The decline in home sales in December was in part related to a surge in home sales during the fall, as first-time home buyers raced to take advantage of a tax credit before it expired. Fourth quarter GDP increased at an annual rate of 5.7% (subsequently revised to 5.6%), although much of the growth was tied to companies replenishing low inventories that typically only provides a temporary bump in growth.

Manufacturing activity rose for a sixth straight month in January 2010, with the rate of expansion at its highest point since August 2004. Comparatively, service sector activity remained stable in January. Payrolls unexpectedly fell in January with the loss of 20,000 jobs, but the January unemployment rate surprisingly dropped to a five month low of 9.7%.

RP® Financial, LC.	MARKET AREA II.3

Retail sales were up in January, although consumer confidence fell in February. Sales of existing homes fell in January and orders for durable goods showed weakness in January, underscoring the uneven progress of the U.S. recovery. The manufacturing and service sectors both showed expansion in February, while the February unemployment rate remained unchanged at 9.7%. The February unemployment report showed a loss of 36,000 jobs, which was fewer than expected. New and existing home sales were lower in February compared to January, but retail sales continued to show an increase for February. U.S. manufacturing and nonmanufacturing activity continued to grow in March, while the March unemployment rate held steady at 9.7%. Employers added 162,000 jobs in March, but almost one-third of the jobs came from the government’s hiring for the census. A surge in March retail sales and home construction increasing for a third straight month in March provided evidence that the economic recovery was gaining traction. Other signs of the economy gaining momentum included an increase in March existing home sales and a healthy rise in the March index of leading economic indicators. The initial estimate for first quarter GDP growth showed the economy expanded at an annualized rate of 3.2%, which was subsequently revised down to 2.7%.

Positive trends in the economic recovery continued in the second quarter of 2010, as manufacturing activity and retail sales were up in April. The April employment report showed employers added 290,000 jobs, which was more than expected. At the same time, the April unemployment rate increased to 9.9%. Single-family housing starts surged in April, as builders stepped up production ahead of the April 30 deadline for sales qualifying for a federal tax credit. Likewise, sales of existing and new homes showed healthy increases in April, which was also believed in a large part related to home buyers seeking to take advantage of the federal tax credit that was due to expire at the end April. Orders for durable goods rose 2.9% in April, while consumer spending remained flat in April. Manufacturing in the U.S. grew at a brisk pace in May and the service sector continued to expand in May as well. However, the employment report for May was weaker than expected, as almost all of the new jobs added in May were due to census hiring. The unemployment rate for May fell to 9.7%. Housing data for May also suggested that the economic recovery was losing steam, as sales of new and existing homes declined in May following the expiration of a special tax credits for home buyers. Retail sales and durable-goods orders also dropped in May.

RP® Financial, LC.	MARKET AREA II.4

Economic data for June 2010 generally showed more signs that the recovery was losing momentum. Manufacturing activity and service sector growth moderated from May to June, while June employment data reflected job losses for the first time in 2010, as payrolls dropped after the government let 225,000 census workers go. The June 2010 unemployment rate edged down to 9.5%, due to a net reduction in job seekers. Wholesale and retail sales declined in June, which translated into a rise in inventories at both the wholesale and retail level. With the expiration of tax credits for home buyers and weak job growth, the housing market stumbled in June. Sales of existing homes fell in June, while new home sales rose in June but remained anemic. Housing starts were down in June, as the inventory of unsold homes rose. The composite index of leading economic indicators also slipped in June from May. Durable goods orders declined in June and second quarter GDP growth slowed to an annual rate of 2.4%.

Economic data at the start of third quarter 2010 continued to show a mixed picture for the economy. Growth in manufacturing activity slowed in July, while service sector activity expanded in July. Employment data for July showed a loss of 131,000, while the unemployment rate held steady at 9.5%. Retail sales and wholesale production were up slightly in July and the index of leading indicators was also showed a modest increase in July as well. House starts were up in July, but single-family housing starts were down in July. Sales of existing homes plunged to 15-year lows in July and new home sales were down sharply in July as well. A weak reading for July durable goods order further underscored that the economy was losing momentum.

In terms of interest rates trends over the past few quarters, mixed economic data and no apparent threat of inflationary pressures supported a stable interest rate environment at the beginning of the fourth quarter of 2009, providing for the continuation of a relatively steep yield curve. Interest rates remained stable through the balance of October, reflecting uncertainty over the sustainability of the economic recovery with consumer confidence declining for the second month in a row. The Federal Reserve concluded its early-November meeting by keeping its target interest rate near zero, which

RP® Financial, LC.	MARKET AREA II.5

along with the weaker than expected employment report for October sustained a stable interest rate environment into mid-November. Long-term Treasury yields eased lower heading into the second half of November, following comments by the Federal Reserve Chairman that unemployment and troubles in commercial real estate would weigh on the recovery. Long-term Treasury yields dipped in late-November following news of the credit crisis in Dubai. A better than expected jobs report for November moved interest rates higher in early-December. Following the Federal Reserve’s mid-December meeting and decision to hold its target interest rate steady, the spread between short-term and long-term Treasury yields widened further in the final weeks of 2009 as long-term Treasury yields edged higher amid signs that the U.S. economy was improving.

Interest rates stabilized at the start of 2010 and then edged lower heading into the second half of January, reflecting uncertainty over the strength of the recovery. The Federal Reserve’s two day meeting in late-January concluded with no change in its key rate target, but offered a slightly rosier economic outlook in its statement. A rise in January consumer confidence, along with the Federal Reserve’s more upbeat assessment of the economy, provided for a slight upward trend in long-term Treasury yields in late-January. Worries that Greece’s debt woes were spreading across Europe and job losses reflected in the January employment report pushed Treasury yields lower in late-January and early-February. Some positive economic data regarding home prices and industrial output pushed interest rates higher heading in mid-February. Treasury yields rose in mid-February on the Federal Reserve’s decision to raise the discount rate, spurring thoughts of tighter credit for borrowers in general. Weak economic data and indications from the Federal Reserve that short-term interest rates would remain near zero for at least several months pushed long-term Treasury yields lower at the close of February. Comparatively, long-term Treasury yields eased higher during the first half of March, based on better-than-expected reports for February employment data and retail sales. Interest rates stabilized in mid-March following the Federal Reserve’s mid-March meeting, as the Federal Reserve held its target rate steady and signaled that it would be at least several months before they raise short-term interest rates. Weak demand for an auction of five year Treasury notes and debt worries translated into long-term Treasury yields edging higher at the close of the first quarter.

RP® Financial, LC.	MARKET AREA II.6

Signs of the economic recovery gaining traction pushed Treasury yields higher at the start of the second quarter of 2010, with the 10-year Treasury note yield increasing to 4.0% in early-April. Treasury yields eased lower in mid-April and then were relatively stable for the balance of April, as the consumer price index for March indicated that inflation remained muted and the Federal Reserve concluded its late-April meeting with keeping its target interest rate near zero. Investors fled to the safety of U.S. Treasury debt in early-May amid worries about possible ripple effects form Greece’s credit crisis, with the yield on the 10-year Treasury note moving below 3.5% during the first week of May. April’s producer price index reflecting a low level of inflation at the wholesale level and concerns about the U.S. economy on news that mortgage delinquencies hit a record in the first quarter furthered the decline in long-term Treasury yields in mid-May. The downward trend in long-term Treasury yields continued into late-May, as investors moved to the safety of Treasury bonds amid worries about the health of the global economy and growing tensions between North and South Korea. After declining in early-June on the weak employment report for May, Treasury yields eased higher into mid-June as investors moved back into stocks. Long-term Treasury yields trended lower in the second half of June, as concerns mounted that the economy might be in for a slowdown. The Federal Reserve concluded its June meeting with a subdued assessment of the economy and affirmed that short-term rates interest rates would remain near zero for an “extended period”. Yields on the 10-year Treasury note moved below 3.0% at the end of June, as investors gravitated toward U.S. debt amid growing concerns about the global economic outlook.

Signs of a slowing economy and tame inflation readings provided for a relatively stable interest rate environment through most of July 2010, while mortgage rates dropped to historic lows. A weak employment report for July continued to support a downward trend in Treasury yields in early-August. Treasury yields dropped to 16-month lows heading into mid-August, as investors bought Treasurys in a flight to safety amid worries over slowing growth. More signs of slower growth continued a slight downward trend in long-term Treasury yields into late-August. As of August 26, 2010, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.25% and 2.50%, respectively, versus comparable year ago yields of 0.45% and 3.44%. Exhibit II-2 provides historical interest rate trends.

RP® Financial, LC.	MARKET AREA II.7

Based on the consensus outlook of 53 economists surveyed by The Wall Street Journal in August 2010, the economy is expected to grow at a pace below 3% through 2011. GDP growth is not expected to make a significant dent in the unemployment rate, as the surveyed economists on average did not expect the unemployment rate to drop below 9% until June 2011.

Market Area Demographics

Overall, the markets served by the Company’s branches have exhibited a range of historical and projected demographic trends (see Table 2.1). All of the primary market area counties experienced increases in population and households from 2000 through 2010, with the strongest growth occurring in the less populated counties of Middlesex, Tolland and Windham. The stronger growth occurring in Tolland County (in north-central Connecticut) has been supported by the presence of the University of Connecticut. Windham County is in the northeast part of the state and Middlesex County is south of Hartford in west-central Connecticut. Projected population and household growth rates for the primary market area counties are not expected to vary materially from recent historical trends, with the counties of Tolland, Middlesex and Windham projected to continue to experience the strongest population and household growth rates over the next five years. The slower growth reflected for the more densely populated markets is consistent growth trends for urban markets in general and those markets are expected to remain slower growth markets than in other parts of the state.

In terms of per capita income, the state of Connecticut is the wealthiest state in the country; although, among the primary market area counties served by the Company’s branches, only Tolland and Middlesex Counties had per capita income measures that exceeded Connecticut’s per capita income for 2010. Household and per capita income measures for Connecticut, as well as all of the primary market area counties, except for Windham County’s per capita income, were above the comparable U.S. measures. Median household income increased in all of the primary market area counties since 2000.

RP® Financial, LC.	MARKET AREA II.8

Table 2.1 SI Financial Group, Inc. Summary Demographic Data

	Year			Annual Growth Rate
	2000	2010	2015	2000-2010	2010-2015
Population (000)
United States	281,422	311,213	323,209	1.0%	0.8%
Connecticut	3,406	3,536	3,569	0.4%	0.2%
Windham County	109	120	124	0.9%	0.7%
New London County	259	266	266	0.3%	0.0%
Tolland County	136	150	153	1.0%	0.4%
Hartford County	857	885	894	0.3%	0.2%
Middlesex County	155	167	172	0.8%	0.6%
Households (000)
United States	105,480	116,761	121,360	1.0%	0.8%
Connecticut	1,302	1,353	1,366	0.4%	0.2%
Windham County	41	45	46	0.8%	0.7%
New London County	100	104	105	0.4%	0.1%
Tolland County	49	55	56	1.0%	0.5%
Hartford County	335	345	348	0.3%	0.2%
Middlesex County	61	67	69	0.9%	0.6%
Median Household Income ($)
United States	42,164	54,442	61,189	2.6%	2.4%
Connecticut	53,915	70,340	80,697	2.7%	2.5%
Windham County	45,113	57,890	64,063	2.5%	2.8%
New London County	50,659	64,743	73,341	2.5%	2.7%
Tolland County	59,035	78,072	90,158	2.8%	2.6%
Hartford County	50,777	64,279	73,953	2.4%	2.2%
Middlesex County	59,175	76,728	87,894	2.6%	2.8%
Per Capita Income ($)
United States	21,587	26,739	30,241	2.2%	2.5%
Connecticut	28,766	36,065	41,464	2.3%	2.8%
Windham County	20,443	25,171	28,783	2.1%	2.7%
New London County	24,678	30,787	34,926	2.2%	2.6%
Tolland County	25,474	36,149	40,219	3.6%	2.2%
Hartford County	26,047	32,159	36,863	2.1%	2.8%
Middlesex County	28,251	38,400	43,068	3.1%	2.3%

	Less Than $25,000	$25,000 to 49,999	$50,000 to $99,999	$100,000+
2010 HH Income Dist. (%)
United States	20.8%	24.7%	35.7%	18.8%
Connecticut	14.9%	18.0%	38.4%	28.8%
Windham County	18.5%	25.9%	41.3%	14.4%
New London County	13.9%	20.7%	45.6%	19.7%
Tolland County	10.6%	12.9%	39.2%	37.4%
Hartford County	16.7%	20.6%	39.6%	23.2%
Middlesex County	10.8%	13.9%	40.7%	34.5%

Source: SNL Financial.

RP® Financial, LC.	MARKET AREA II.9

Household income growth rates for the primary market area counties are generally projected to increase at comparable rates over the next five years as experienced during the 2000-2010 period, which generally approximated the U.S. and Connecticut growth rates for household income.

Local Economy

Comparative employment data is illustrated by Table 2.2. From 2005 through 2007, the state of Connecticut experienced a slight increase in employment. Consistent with the U.S. employment data, service jobs represent the largest employment sector in Connecticut and the service sector has added the most jobs over the past few years. Wholesale/retail trade, government, and finance, insurance, and real estate comprised the other major employment sectors in Connecticut. The data shows that employment in services constitutes the primary source of employment in all five of the counties. Government jobs followed by wholesale/retail jobs were the second and third largest sources of employment in Windham, New London, and Tolland counties. Meanwhile, financial services jobs followed by wholesale/retail trade were the second and third largest sources of jobs in Hartford County as Hartford is home to a number of large insurance companies. Wholesale/retail and financial services constituted the second and third largest employment sectors for Middlesex County. Total employment in the primary market counties ranged from 54,000 jobs in Windham County to 640,000 jobs in Hartford County. All five of the primary market area counties experienced growth in jobs since 2005. In line with national and state trends, service jobs have generally been the primary source of job growth in the primary market area counties. Table 2.3 lists the largest employers in the markets served by the Company’s branches.

RP® Financial, LC.	MARKET AREA II.10

Table 2.2

SI Financial Group, Inc.

Primary Market Area Employment Sectors

(Percent of Labor Force)(1)

		Counties
Employment Sector	Connecticut	Windham	New London	Tolland	Harftord	Middlesex
	(% of Total Employment)
Services	38.7%	30.6%	32.6%	34.1%	36.8%	37.0%
Government	12.0%	15.2%	27.3%	23.4%	11.8%	11.4%
Wholesale/Retail Trade	13.9%	14.8%	12.4%	10.8%	13.6%	13.7%
Construction	5.9%	6.7%	5.0%	8.0%	NA	7.0%
Finance/Insurance/Real Esate	11.9%	5.3%	5.3%	7.4%	14.4%	12.2%
Manufacturing	8.9%	13.0%	9.3%	6.4%	9.8%	11.5%
Transportation/Utility	2.7%	5.9%	3.0%	2.1%	2.8%	1.9%
Arts/Entertainment/Rec.	2.1%	1.3%	2.2%	2.5%	1.7%	2.5%
Agriculture	0.4%	1.4%	1.0%	1.1%	0.4%	0.8%
Other	3.5%	5.7%	1.9%	4.2%	8.7%	2.0%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: REIS DataSource 2007.

Table 2.3

SI Financial Group, Inc.

Market Area Largest Employers

Company	Industry	City	# of Employees
United Technologies Corp.	Aerospace	Hartford	26,400
Stop & Shop Co’s.	Supermarket	North Haven	14,049
Hartford Financial	Financial Services	Hartford	12,100
Foxwoods Casino	Gaming/Tourism	Mashantucket	11,500
Mohegan Sun	Gaming/Tourism	Uncasville	10,000
General Dynamics	Submarines	Groton	8,000
Aetna Inc.	Insurance	Hartford	7,450
Pfizer	Pharmaceuticals	New London	6,500

Source: Hartford Business Journal

RP® Financial, LC.	MARKET AREA II.11

Unemployment Trends

Recent unemployment data for the market area is shown in Table 2.4. The data indicates that the June 2010 unemployment rate of 8.9% for Connecticut was slightly below the comparable U.S. unemployment rate of 9.5%. The unemployment rate for the state of Connecticut was higher in June 2010 compared to June 2009. June 2010 unemployment rates for the primary market area counties ranged from a low of 7.7% in Middlesex and Hartford Counties to a high of 10.5% in Windham County. With the exception of Windham County, all of the primary market area counties had June 2010 unemployment rates that were lower than the comparable Connecticut unemployment rate. Except for Hartford County, all of the primary market area counties recorded higher unemployment rates for June 2010 compared to the year ago period.

Table 2.4

SI Financial Group, Inc.

Market Area Unemployment Trends (1)

Region	June 2009 Unemployment	June 2010 Unemployment
United States	9.5%	9.5%
Connecticut	8.1	8.9
Windham County	9.0	10.5
New London County	7.6	8.5
Tolland County	6.8	7.9
Hartford County	8.7	7.7
Middlesex County	7.1	7.7

(1)	Unemployment rates are not seasonally adjusted.

Market Area Deposit Characteristics and Competition

The Company’s retail deposit base is closely tied to the economic fortunes of the eastern Connecticut economy and, in particular, the economies of the markets where SI Financial’s branches are located. Table 2.5 displays deposit market trends from June 30, 2005 through June 30, 2009 for the branches maintained by SI Financial during that period. Additional data is also presented for the state of Connecticut. The data indicates

RP® Financial, LC.	MARKET AREA II.12

Table 2.5 Deposit Summary SI Financial Group, Inc.

	As of June 30,						Deposit Growth Rate 2005-2009
	2005			2009
	Deposits	Market Share	No. of Branches	Deposits	Market Share	No. of Branches
	(Dollars In Thousands)						(%)
Deposit Summary
State of Connecticut	$76,936,000	100.0%	1,197	$90,638,000	100.0%	1,216	4.2%
Commercial Banks	44,120,000	57.3%	598	56,216,000	90.7%	708	6.2%
Savings Institutions	32,816,000	42.7%	599	34,422,000	9.3%	508	1.2%
Windham County	$1,334,745	100.0%	36	$1,374,477	100.0%	$36	0.7%
Commercial Banks	483,309	36.2%	14	385,027	28.0%	10	-5.5%
Savings Institutions	851,436	63.8%	22	989,450	72.0%	26	3.8%
SI Financial	244,114	18.3%	7	277,171	20.2%	7	3.2%
New London County	$3,937,567	100.0%	87	$4,557,810	100.0%	94	3.7%
Commercial Banks	580,633	14.7%	19	1,966,919	43.2%	33	35.7%
Savings Institutions	3,356,934	85.3%	68	2,590,891	56.8%	61	-6.3%
SI Financial	114,226	2.9%	5	190,083	4.2%	8	13.6%
Tolland County	$1,851,201	100.0%	39	$2,123,009	100.0%	42	3.5%
Commercial Banks	314,653	17.0%	8	398,184	18.8%	10	6.1%
Savings Institutions	1,536,548	83.0%	31	1,724,825	81.2%	32	2.9%
SI Financial	89,396	4.8%	3	119,436	5.6%	3	7.5%
Hartford County	$23,998,452	100.0%	271	$28,198,226	100.0%	281	4.1%
Commercial Banks	17,487,073	72.9%	142	19,771,105	70.1%	161	3.1%
Savings Institutions	6,511,379	27.1%	129	8,427,121	29.9%	120	6.7%
SI Financial	39,972	0.2%	1	59,688	0.2%	2	10.5%
Middlesex County	$2,927,228	100.0%	69	$3,462,672	100.0%	64	4.3%
Commercial Banks	708,260	24.2%	25	1,584,466	45.8%	31	22.3%
Savings Institutions	2,218,968	75.8%	44	1,878,206	54.2%	33	-4.1%
SI Financial	0	0.0%	0	6,532	0.2%	1	—
Source: FDIC.

RP® Financial, LC.	MARKET AREA II.13

that deposit growth in all of the primary market area counties was positive for the four year period covered in Table 2.5. In contrast to the state of Connecticut, savings institutions maintained a larger market share of deposits than commercial banks in four out of the five primary market area counties served by the Company’s branches.

SI Financial’s largest holding of deposits was in Windham County, where the Company’s $277.1 million of deposits represented a 20.2% market share of bank and thrift deposits at June 30, 2009. The Company’s second largest holding of deposits was in New London County, with $190.1 million of deposits constituting a 4.2% market share, followed by Tolland County, with $119.4 million of deposits representing a 5.6% market share. Deposit growth was recorded by the Company in all five of the counties served by its branches during the four year period covered in Table 2.5 and, except for Hartford County, the Company gained deposit market shares in the counties where it maintains a branch presence.

As implied by the Company’s range of deposit market shares, the Company faces various degrees of competition in the markets served by its branches. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by SI Financial. Financial institution competitors in the Company’s primary market area include other-locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, SI Financial has sought to emphasize its community orientation in the markets served by its branches. Table 2.6 lists the Company’s largest competitors in the five counties currently served by its branches, based on deposit market share as noted parenthetically. The Company’s deposit market share and market rank have also been provided in Table 2.6.

Table 2.6

SI Financial Group, Inc.

Market Area Deposit Competitors

Location	Name
Windham County	PSB Holdings Inc. (18.9%)
Bank of America (13.0%)
Citizens National Bancorp. (12.2%)
SI Financial (20.2%) - Rank of 1

RP® Financial, LC.	MARKET AREA II.14

Table 2.6 (Continued)

SI Financial Group, Inc.

Market Area Deposit Competitors

Location	Name
New London County	Royal Bank of Scotland (28.5%)
Chelsea Groton Bank (13.2%)
Peoples United Financial (12.6%)
SI Financial (4.2%) - Rank of 7

Tolland County	NewAlliance Bancshares (29.6%)
Rockville Financial Inc. (24.9%)
Bank of America (11.0%)
SI Financial (5.6%) - Rank of 6

Hartford County	Bank of America (41.3%)
Webster Financial Corp. (13.7%)
Toronto-Dominion Bank (8.2%)
SI Financial (0.2%) - Rank of 21

Middlesex County	Liberty Bank (39.2%)
Royal Bank of Scotland (19.5%)
Bank of America (10.8%)
SI Financial (0.2%) - Rank of 11

Source: FDIC

RP® Financial, LC.	PEER GROUP ANALYSIS III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of SI Financial’s operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of SI Financial is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to SI Financial, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There

RP® Financial, LC.	PEER GROUP ANALYSIS III.2

are approximately 142 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since SI Financial will be a full public company upon completion of the second-step offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of SI Financial. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

•

Screen #1 Northeast institutions with assets between $500 million and $2.0 billion, tangible equity-to-assets ratios of greater than 6.0% and positive core earnings. Six companies met the criteria for Screen #1 and five were included in the Peer Group: Central Bancorp of Massachusetts, Hingham Institution for Savings of Massachusetts, New Hampshire Thrift Bancshares of New Hampshire, United Financial Bancorp of Massachusetts and Westfield Financial of Massachusetts. Peoples Federal Bancshares of Massachusetts was excluded due to its recent conversion status (conversion completed July 7, 2010) Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Northeast thrifts.

•

Screen #2 Mid-Atlantic institutions with assets between $500 million and $2.0 billion, tangible equity-to-assets ratios of greater than 6.0% and positive core earnings. Nine companies met the criteria for Screen #2 and five were included in the Peer Group: Beacon Federal Bancorp of New York, ESB Financial Corp. of Pennsylvania, ESSA Bancorp of Pennsylvania, Harleysville Savings Financial of Pennsylvania and TF Financial Corp. of Pennsylvania. The other four companies were excluded as the result of completing their conversions within the past year: Colonial Financial Services of New Jersey (July 13, 2010), Fox Chase Bancorp of Pennsylvania (June 29, 2010), Ocean Shore Holding of New Jersey (December 21, 2009) and Oneida Financial Corp. of New York (July 7, 2010). Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and SI

RP® Financial, LC.	PEER GROUP ANALYSIS III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

August 26, 2010

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy(1)	Total Assets(2)	Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
									($)	($Mil)
ESBF	ESB Financial Corp. of PA	NASDAQ	Ellwood City, PA	Thrift	$1,948	24	12-31	06/90	$12.86	$155
UBNK	United Financial Bancorp of MA	NASDAQ	W. Springfield, MA	Thrift	$1,545	24	12-31	12/07	$13.66	$223
WFD	Westfield Financial Inc. of MA	NASDAQ	Westfield, MA	Thrift	$1,235	11	12-31	01/07	$7.48	$219
BFED	Beacon Federal Bancorp of NY	NASDAQ	East Syracuse, NY	Thrift	$1,072	8	12-31	10/07	$10.00	$65
ESSA	ESSA Bancorp, Inc. of PA	NASDAQ	Stroudsburg, PA	Thrift	$1,067	14	09-30	04/07	$11.00	$149
NHTB	NH Thrift Bancshares of NH	NASDAQ	Newport, NH	Thrift	$993	27	12-31	05/86	$10.00	$58
HIFS	Hingham Institute for Savings of MA	NASDAQ	Hingham, MA	Thrift	$972	10	12-31	12/88	$38.47	$82
HARL	Harleysville Savings Financial Corp. of PA	NASDAQ	Harleysville, PA	Thrift	$867	7	09-30	08/87	$15.39	$57
THRD	TF Financial Corp. of Newtown PA	NASDAQ	Newtown, PA	Thrift	$721	14	12-31	07/94	$21.40	$57
CEBK	Central Bancorp of Somerville MA	NASDAQ	Somerville, MA	Thrift	$527	9	03-31	10/86	$10.90	$18

NOTES:	(1)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
	(2)	Most recent quarter end available (E=Estimated and P=Pro Forma).

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.4

Financial, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of SI Financial’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to SI Financial’s characteristics is detailed below.

•

Beacon Federal Bancorp of New York. Selected due to comparable asset size, comparable net interest income to average assets ratio and comparable concentration of 1-4 family loans and mortgage-backed securities comprising assets.

•

Central Bancorp of Massachusetts. Selected due to comparable impact of loan loss provisions on earnings, comparable concentration of 1-4 family loans and mortgage-backed securities comprising assets and lending diversification emphasis on commercial real estate loans.

•

ESB Financial Corp. of Pennsylvania. Selected due to comparable size of branch network, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•

ESSA Bancorp, Inc. of Pennsylvania. Selected due to comparable asset size, relatively high equity-to-assets ratio, comparable net interest income to average assets ratio, comparable impact of loan loss provisions on earnings, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•

Harleysville Savings Financial Corp. of Pennsylvania. Selected due to comparable asset size, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•

Hingham Institution for Savings of Massachusetts. Selected due to comparable asset size, comparable impact of loan loss provisions, comparable concentration of 1-4 family loans and mortgage-backed securities comprising assets, lending diversification emphasis on commercial real estate loans and comparable degree of overall lending diversification.

•

New Hampshire Thrift Bancshares of New Hampshire. Selected due to comparable asset size, similar interest-earning asset composition, similar interest-bearing funding composition, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

RP® Financial, LC.	PEER GROUP ANALYSIS III.5

•

TF Financial Corp. of Pennsylvania. Selected due to similar interest-earning asset composition, similar interest-bearing funding composition and lending diversification emphasis on commercial real estate loans.

•

United Financial Bancorp of Massachusetts. Selected due to comparable size of branch network, relatively high equity-to-assets ratio, similar interest-earning asset composition, similar interest-bearing funding composition, comparable impact of loan loss provisions on earnings, relatively high earnings contribution from sources of non-interest operating income, similar concentration of 1-4 family permanent mortgage loans as a percent of assets, lending diversification emphasis on commercial real estate loans and comparable degree of overall lending diversification.

•

Westfield Financial, Inc. of Massachusetts. Selected due to relatively high equity-to-assets ratio, comparable return on average assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

In aggregate, the Peer Group companies maintained a similar level of tangible equity as the industry average (10.4% of assets versus 10.9% for all public companies), generated higher core earnings as a percent of average assets (0.54% core ROAA versus a net loss of 0.23% for all public companies), and earned a higher core ROE (5.91% core ROE versus negative 0.63% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were above and below the respective averages for all publicly-traded thrifts.

	All Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,930	$1,095
Market capitalization ($Mil)	$311	$108
Tangible equity/assets (%)	10.40%	10.90%
Core return on average assets (%)	(0.23)	0.54
Core return on average equity (%)	(0.63)	5.91
Pricing Ratios (Averages)(1)
Core price/earnings (x)	17.69x	15.83x
Price/tangible book (%)	77.62%	93.10%
Price/assets (%)	8.10	9.23

(1)	Based on market prices as of August 26, 2010.

RP® Financial, LC.	PEER GROUP ANALYSIS III.6

Ideally, the Peer Group companies would be comparable to SI Financial in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to SI Financial, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for SI Financial and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of June 30, 2010, unless indicated otherwise for the Peer Group companies. SI Financial’s equity-to-assets ratio of 9.1% was below the Peer Group’s average net worth ratio of 11.0%. However, with the infusion of the net conversion proceeds, the Company’s equity-to-assets ratios should exceed the Peer Group’s ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 8.6% and 10.4%, respectively. The increase in SI Financial’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both SI Financial’s and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements. On a pro forma basis, the Company’s regulatory surpluses will become more significant and be more comparable to the Peer Group’s regulatory capital ratios.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both SI Financial and the Peer Group. The Company’s loans-to-assets ratio of 68.4% was slightly above the comparable Peer Group ratio of 64.6%. Comparatively, the Company’s cash and investments-to-assets ratio of 26.6% was slightly below the comparable Peer Group ratio of 30.3%. Overall, SI Financial’s interest-earning assets amounted to 95.0% of assets, which nearly matched the comparable Peer Group ratio

RP® Financial, LC.	PEER GROUP ANALYSIS III.7

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of June 30, 2010

		Balance Sheet as a Percent of Assets
		Cash & Equivalents	MBS & Invest	BOLI	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth
SI Financial Group, Inc.
June 30, 2010		5.2%	21.4%	1.0%	68.4%	75.8%	12.8%	0.9%	9.1%	0.5%	8.6%
All Public Companies
Averages		5.9%	20.5%	1.4%	67.2%	72.3%	14.2%	0.5%	11.7%	0.9%	10.9%
Medians		4.6%	18.4%	1.4%	68.6%	73.4%	12.6%	0.0%	10.3%	0.0%	9.4%
State of CT
Averages		4.7%	21.5%	1.1%	66.3%	69.0%	15.3%	0.4%	13.9%	3.3%	10.6%
Medians		5.2%	21.4%	1.2%	68.4%	71.8%	17.0%	0.2%	10.1%	1.5%	10.1%
Comparable Group
Averages		3.0%	27.3%	1.7%	64.6%	63.5%	23.9%	0.7%	11.0%	0.7%	10.4%
Medians		2.6%	22.4%	1.5%	69.4%	64.1%	25.0%	0.0%	9.6%	0.2%	8.9%
Comparable Group
BFED	Beacon Federal Bancorp of NY	2.1%	17.9%	1.0%	76.2%	64.8%	24.9%	0.0%	9.9%	0.0%	9.9%
CEBK	Central Bancorp of Somerville MA	3.6%	7.5%	1.3%	84.6%	63.4%	25.1%	2.2%	8.6%	0.4%	8.2%
ESBF	ESB Financial Corp. of PA	1.6%	57.2%	1.5%	34.3%	51.0%	36.3%	2.4%	8.9%	2.2%	6.7%
ESSA	ESSA Bancorp, Inc. of PA	2.6%	24.9%	1.5%	68.4%	48.3%	33.9%	0.0%	16.6%	0.0%	16.6%
HARL	Harleysville Savings Fin. Corp. of PA	1.7%	35.0%	1.6%	59.5%	60.3%	32.7%	0.0%	6.1%	0.0%	6.1%
HIFS	Hingham Institute for Savings of MA	8.4%	11.2%	1.4%	76.6%	70.2%	22.2%	0.0%	7.1%	0.0%	7.1%
NHTB	NH Thrift Bancshares of NH	2.6%	24.3%	1.0%	65.6%	73.4%	14.0%	2.1%	9.3%	2.9%	6.4%
THRD	TF Financial Corp. of Newtown PA	2.8%	19.7%	2.4%	72.2%	77.6%	11.1%	0.0%	10.2%	0.6%	9.5%
UBNK	United Financial Bancorp of MA	3.7%	20.4%	1.8%	70.4%	71.7%	12.7%	0.5%	14.4%	0.5%	13.9%
WFD	Westfield Financial Inc. of MA	1.3%	55.2%	3.2%	38.1%	54.3%	25.7%	0.0%	19.4%	0.0%	19.4%

		Balance Sheet Annual Growth Rates							Regulatory Capital
		Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. &Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.
SI Financial Group, Inc.
June 30, 2010		1.92%	17.07%	-3.33%	3.92%	-10.55%	7.54%	8.12%	8.08%	8.08%	14.84%
All Public Companies
Averages		4.44%	14.82%	1.12%	8.49%	-14.36%	2.36%	2.14%	10.93%	10.87%	18.26%
Medians		2.32%	7.69%	-0.76%	5.64%	-12.33%	1.97%	1.49%	9.57%	9.54%	15.71%
State of CT
Averages		3.34%	7.68%	1.06%	5.46%	-6.55%	9.78%	11.10%	9.86%	9.86%	16.17%
Medians		3.78%	4.65%	0.67%	5.40%	-8.54%	7.54%	8.12%	9.86%	9.86%	15.30%
Comparable Group
Averages		5.40%	8.88%	3.66%	12.34%	-3.72%	5.36%	6.09%	14.20%	11.83%	17.92%
Medians		3.77%	7.18%	1.23%	8.45%	-5.75%	6.75%	7.79%	14.20%	8.92%	12.69%
Comparable Group
BFED	Beacon Federal Bancorp of NY	2.45%	6.06%	1.34%	5.50%	-4.31%	9.55%	9.55%	8.92%	8.92%	12.69%
CEBK	Central Bancorp of Somerville MA	-5.96%	-22.45%	-2.78%	-7.18%	-7.19%	8.79%	9.29%	NA	NA	15.71%
ESBF	ESB Financial Corp. of PA	-0.80%	-1.49%	1.11%	10.26%	-14.74%	13.16%	18.74%	NA	NA	NA
ESSA	ESSA Bancorp, Inc. of PA	1.35%	5.90%	-0.89%	28.57%	-20.32%	-4.57%	-4.57%	NA	NA	NA
HARL	Harleysville Savings Fin. Corp. of PA	5.09%	1.84%	6.77%	15.91%	-10.24%	6.29%	6.29%	NA	NA	11.73%
HIFS	Hingham Institute for Savings of MA	12.74%	31.47%	7.53%	16.50%	3.37%	10.42%	10.42%	NA	7.10%	12.61%
NHTB	NH Thrift Bancshares of NH	8.87%	29.17%	2.58%	6.64%	22.22%	7.21%	11.86%	NA	NA	NA
THRD	TF Financial Corp. of Newtown PA	-0.51%	8.31%	-4.14%	5.33%	-28.08%	5.24%	5.60%	NA	NA	NA
UBNK	United Financial Bancorp of MA	24.72%	17.68%	26.52%	35.82%	2.04%	4.44%	0.66%	NA	NA	NA
WFD	Westfield Financial Inc. of MA	6.03%	12.32%	-1.45%	6.05%	20.05%	-6.90%	-6.90%	19.48%	19.48%	36.86%

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	PEER GROUP ANALYSIS III.8

of 94.9%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.7% of assets and goodwill/intangibles equal to 0.7% of assets, while the Company maintained BOLI equal to 1.0% of assets and goodwill/intangibles equal to 0.5% of assets.

SI Financial’s funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 75.8% of assets, which exceeded the Peer Group’s ratio of 63.5%. Comparatively, the Peer Group maintained a higher level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 24.6% and 13.7% for the Peer Group and SI Financial, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 89.5% and 88.1%, respectively, with the Peer Group’s lower ratio supported by maintenance of a higher capital position.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group’s IEA/IBL ratio is slightly higher than the Company’s ratio, based on IEA/IBL ratios of 107.7% and 106.1%, respectively. The additional capital realized from stock proceeds should serve to provide SI Financial with an IEA/IBL ratio that slightly exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. SI Financial’s and the Peer Group’s growth rates are based on annual growth for the twelve months ended June 30, 2010, or the most recent twelve month period available for the Peer Group companies. SI Financial recorded asset growth of 1.9%, which was less than the Peer Group’s asset growth rate of 5.4%. Asset growth for SI Financial was sustained through a 17.1% increase in cash and investments, which was in part funded with a 3.3% reduction in loans. Asset growth for the Peer Group was sustained by a 3.7% increase in loans and an 8.9% increase in cash and investments.

RP® Financial, LC.	PEER GROUP ANALYSIS III.9

Asset growth for SI Financial was funded with a 3.9% increase in deposits, which funded a 10.6% reduction in borrowings as well. Similarly, deposit growth of 12.3% funded the Peer Group’s asset growth, as well as a 3.7% decrease in borrowings. The Company’s capital increased by 7.5% during the twelve month period, which exceeded the Peer Group’s capital growth rate of 5.4%. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a relatively high pro forma capital position.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended June 30, 2010, unless otherwise indicated for the Peer Group companies. SI Financial reported net income equal to 0.25% of average assets, versus net income equal to 0.59% of average assets for the Peer Group. The Peer Group’s higher return was supported by a lower level of operating expenses, which was somewhat offset by the Company’s higher ratio for non-interest operating income and lower ratio for loan loss provisions.

The Company and the Peer Group maintained comparable net interest income to average assets ratios, which was reflective of their similar interest rate spreads. The Company’s interest rate spread equaled 2.80% versus 2.78% for the Peer Group. The Company maintained a slightly higher yield on interest-earning assets (5.03% versus 5.01% for the Peer Group), which was more than offset by the Peer Group’s lower cost of funds (2.16% versus 2.23% for the Company). While the Company’s funding composition showed a higher concentration of deposits and lower concentration of borrowings relative to the Peer Group’s ratios, the Company’s higher cost of funds was viewed to be in part related to utilization of longer term borrowings and offering relatively high rates on certain core deposit accounts. Overall, SI Financial and the Peer Group reported net interest income to average assets ratios of 2.88% and 2.86%, respectively.

In another key area of core earnings strength, the Company maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3,

RP® Financial, LC.	PEER GROUP ANALYSIS III.10

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended June 30, 2010

			Net Interest Income					Other Income				G&A/Other Exp.
		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income	G&A Expense	Goodwill Amort.
SI Financial Group, Inc.
June 30, 2010		0.25%	4.74%	1.86%	2.88%	0.15%	2.74%	0.00%	0.00%	1.19%	1.19%	3.60%	0.01%
All Public Companies
Averages		-0.07%	4.74%	1.75%	3.00%	0.95%	2.04%	0.03%	-0.07%	0.77%	0.73%	2.78%	0.05%
Medians		0.27%	4.80%	1.75%	3.04%	0.53%	2.37%	0.00%	-0.01%	0.56%	0.51%	2.64%	0.00%
State of CT
Averages		0.22%	4.43%	1.61%	2.82%	0.21%	2.61%	0.00%	-0.02%	0.89%	0.87%	2.72%	0.05%
Medians		0.38%	4.68%	1.62%	2.83%	0.20%	2.65%	0.00%	0.00%	0.79%	0.71%	2.46%	0.04%
Comparable Group
Averages		0.59%	4.76%	1.90%	2.86%	0.30%	2.56%	0.01%	-0.03%	0.44%	0.42%	2.15%	0.01%
Medians		0.55%	4.84%	1.83%	2.98%	0.20%	2.55%	0.00%	-0.01%	0.37%	0.35%	2.28%	0.00%
Comparable Group
BFED	Beacon Federal Bancorp of NY	0.49%	5.20%	2.36%	2.84%	0.61%	2.23%	0.00%	0.00%	0.47%	0.47%	1.85%	0.00%
CEBK	Central Bancorp of Somerville MA	0.45%	5.17%	1.90%	3.26%	0.16%	3.11%	0.00%	0.00%	0.30%	0.30%	2.75%	0.00%
ESBF	ESB Financial Corp. of PA	0.66%	4.54%	2.42%	2.12%	0.05%	2.07%	0.00%	0.00%	0.14%	0.14%	1.34%	0.02%
ESSA	ESSA Bancorp, Inc. of PA	0.47%	4.77%	2.06%	2.71%	0.19%	2.52%	0.04%	-0.11%	0.68%	0.61%	2.57%	0.00%
HARL	Harleysville Savings Fin. Corp. of PA	0.59%	4.79%	2.69%	2.10%	0.07%	2.03%	0.00%	-0.02%	0.28%	0.26%	1.49%	0.00%
HIFS	Hingham Institute for Savings of MA	0.99%	4.94%	1.75%	3.18%	0.15%	3.03%	0.00%	-0.09%	0.34%	0.26%	1.68%	0.00%
NHTB	NH Thrift Bancshares of NH	0.78%	4.22%	1.10%	3.12%	0.54%	2.57%	0.00%	0.01%	0.68%	0.69%	2.59%	0.05%
THRD	TF Financial Corp. of Newtown PA	0.55%	4.91%	1.67%	3.24%	0.45%	2.79%	0.01%	-0.01%	0.37%	0.37%	2.55%	0.00%
UBNK	United Financial Bancorp of MA	0.55%	4.89%	1.49%	3.39%	0.21%	3.18%	0.00%	0.00%	0.80%	0.80%	2.71%	0.01%
WFD	Westfield Financial Inc. of MA	0.34%	4.13%	1.50%	2.63%	0.56%	2.07%	0.00%	-0.03%	0.36%	0.33%	2.02%	0.00%

		Non-Op. Items		Yields, Costs, and Spreads
		Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
SI Financial Group, Inc.
June 30, 2010		0.03%	0.00%	5.03%	2.23%	2.80%	$3,474	28.58%
All Public Companies
Averages		0.03%	0.01%	5.07%	2.00%	3.06%	$6,014	32.57%
Medians		0.04%	0.00%	5.06%	2.00%	3.13%	$4,901	32.49%
State of CT
Averages		-0.42%	0.00%	4.78%	1.86%	2.92%	$5,870	33.95%
Medians		0.01%	0.00%	4.93%	1.98%	2.87%	$5,062	34.88%
Comparable Group
Averages		0.04%	0.00%	5.01%	2.16%	2.85%	$6,707	27.82%
Medians		0.01%	0.00%	5.04%	2.01%	3.00%	$6,673	27.76%
Comparable Group
BFED	Beacon Federal Bancorp of NY	-0.08%	0.00%	5.41%	2.63%	2.78%	$7,998	36.82%
CEBK	Central Bancorp of Somerville MA	-0.04%	0.00%	5.40%	2.09%	3.31%	$5,114	27.95%
ESBF	ESB Financial Corp. of PA	-0.05%	0.00%	4.89%	2.68%	2.21%	$7,434	18.90%
ESSA	ESSA Bancorp, Inc. of PA	0.09%	0.00%	4.97%	2.52%	2.45%	$5,995	27.57%
HARL	Harleysville Savings Fin. Corp. of PA	0.00%	0.00%	4.98%	2.89%	2.09%	$9,225	26.01%
HIFS	Hingham Institute for Savings of MA	0.01%	0.00%	5.11%	1.90%	3.21%	$9,916	39.21%
NHTB	NH Thrift Bancshares of NH	0.52%	0.00%	4.57%	1.24%	3.34%	$4,244	32.04%
THRD	TF Financial Corp. of Newtown PA	0.12%	0.00%	5.17%	1.89%	3.28%	$4,072	23.67%
UBNK	United Financial Bancorp of MA	-0.20%	0.00%	5.16%	1.78%	3.37%	$5,722	29.58%
WFD	Westfield Financial Inc. of MA	0.03%	0.00%	4.43%	1.94%	2.49%	$7,351	16.40%

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.11

the Company and the Peer Group reported operating expense to average assets ratios of 3.60% and 2.17%, respectively. The Company’s higher operating expense ratio reflects the Company’s more diversified operations with respect to generating sources of non-interest operating income, most of which consist of service and wealth management fees. Accordingly, consistent with the higher staffing needs of the Company’s operations, assets per full time equivalent employee equaled $3.5 million for SI Financial versus a measure of $6.7 million for the Peer Group.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Peer Group’s earnings were more favorable than the Company’s. Expense coverage ratios posted by SI Financial and the Peer Group equaled 0.80x and 1.32x, respectively.

Sources of non-interest operating income provided a larger contribution to the Company’s earnings, with such income amounting to 1.19% and 0.42% of SI Financial’s and the Peer Group’s average assets, respectively. As noted above, the Company’s comparatively higher level of non-interest operating is supported by revenues generated through service fees, which are generated primary from its deposit base and portfolio of loans serviced for others, and wealth management fees. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, SI Financial’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 88.5% was less favorable than the Peer Group’s efficiency ratio of 65.9%.

Loan loss provisions had a larger impact on the Peer Group’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.15% and 0.30% of average assets, respectively. The lower level of loan provisions established by the Company was supported by its more favorable credit quality measures.

RP® Financial, LC.	PEER GROUP ANALYSIS III.12

Net gains and losses realized from the sale of assets and other non-operating items equaled a net gain of 0.03% of average assets for the Company versus a net gain equal to 0.04% of average assets for the Peer Group. The net gain recorded by the Company was attributable to gains on the sale of investment securities. To the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income.

Taxes had a similar impact on the Company’s and the Peer Group’s earnings, as SI Financial and the Peer Group posted effective tax rates of 28.58% and 27.82%, respectively. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 33.0%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Company’s loan portfolio composition reflected a lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (45.6% of assets versus 57.1% for the Peer Group). The Peer Group’s higher ratio was attributable to maintaining higher concentrations of 1-4 family permanent mortgage loans and mortgage-backed securities relative to the Company’s ratios. Loans serviced for others equaled 28.6% and 7.0% of the Company’s and the Peer Group’s assets, respectively, thereby indicating a greater influence of loan servicing income on the Company’s earnings. Both the Company and the Peer Group maintained relatively modest balances of loan servicing intangibles.

Diversification into higher risk and higher yielding types of lending was more significant for the Company compared to the Peer Group’s lending diversification, largely on the basis of the high concentration of commercial business loans maintained by the Company. Commercial real estate/multi-family loans represented the most

RP® Financial, LC.	PEER GROUP ANALYSIS III.13

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of June 30, 2010

		Portfolio Composition as a Percent of Assets
Institution		MBS	1-4 Family	Constr. & Land	5+Unit Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
SI Financial Group, Inc.		12.69%	32.88%	1.05%	18.19%	13.36%	3.08%	57.76%	$254,260	$837
All Public Companies
Averages		11.93%	34.49%	4.61%	22.07%	4.63%	2.17%	64.70%	$636,079	$5,351
Medians		10.03%	35.18%	3.29%	21.41%	3.52%	0.50%	63.96%	$45,215	$202
State of CT
Averages		13.85%	36.40%	2.89%	19.01%	7.99%	0.47%	63.97%	$148,322	$621
Medians		12.69%	37.60%	3.28%	22.03%	4.85%	0.39%	62.11%	$134,430	$576
Comparable Group
Averages		18.59%	38.49%	2.09%	17.98%	4.21%	2.35%	62.37%	$76,407	$406
Medians		16.72%	41.69%	2.13%	15.67%	2.12%	0.31%	59.26%	$34,670	$180
Comparable Group
BFED	Beacon Federal Bancorp of NY	15.23%	35.63%	2.20%	14.21%	9.53%	16.21%	76.62%	$134,540	$855
CEBK	Central Bancorp of Somerville MA	4.35%	41.58%	0.45%	42.39%	0.64%	0.22%	85.40%	$90	$0
ESBF	ESB Financial Corp. of PA	38.81%	20.55%	2.36%	5.93%	0.90%	3.47%	51.18%	$8,340	$23
ESSA	ESSA Bancorp, Inc. of PA	16.82%	60.97%	0.73%	4.94%	2.26%	0.18%	46.37%	$45,570	$336
HARL	Harleysville Savings Fin. Corp. of PA	16.63%	50.19%	1.26%	6.11%	1.99%	0.13%	54.00%	$1,940	$0
HIFS	Hingham Institute for Savings of MA	0.03%	42.71%	2.86%	31.59%	0.03%	0.07%	61.26%	$23,770	$0
NHTB	NH Thrift Bancshares of NH	17.83%	41.80%	2.05%	14.70%	7.01%	0.94%	60.48%	$356,250	$1,751
THRD	TF Financial Corp. of Newtown PA	11.40%	48.85%	4.88%	17.97%	0.84%	0.37%	58.03%	$98,600	$597
UBNK	United Financial Bancorp of MA	17.36%	33.35%	3.28%	25.35%	7.33%	1.70%	75.93%	$84,650	$500
WFD	Westfield Financial Inc. of MA	47.39%	9.31%	0.80%	16.63%	11.58%	0.25%	54.47%	$10,320	$0

Source: SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.14

significant area of lending diversification for the Company (18.2% of assets), followed by commercial business loans (13.4% of assets). Likewise, the Peer Group’s lending diversification also consisted primarily of commercial real estate/multi-family loans (18.0% of assets), followed by commercial business loans (4.2% of assets). Construction/land loans and consumer loans equaled 1.1% and 3.1% of the Company’s assets, respectively, which were similar to the Peer Group’s ratios of 2.1% for construction/land loans and 2.4% for consumer loans. Notwithstanding the Company’s more significant lending diversification into higher risk types of loans, the Company’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio (57.76% versus 62.37% for the Peer Group).

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, SI Financial’s interest rate risk characteristics were considered to be slightly less favorable relative to the comparable measures for the Peer Group. Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were slightly below the comparable Peer Group ratios. The Company’s level of non-interest earning assets approximated the Peer Group’s ratio. On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, with respect to the increases that will be realized in Company’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for SI Financial and the Peer Group. In general, the more significant fluctuations in the Company’s ratios implied that the interest rate risk associated with the Company’s net interest income was greater in comparison to the Peer Group, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds,

RP® Financial, LC.	PEER GROUP ANALYSIS III.15

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of June 30, 2010 or Most Recent Date Available

		Balance Sheet Measures
		Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets	Quarterly Change in Net Interest Income

Institution					6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
SI Financial Group, Inc.		8.6%	106.1%	5.0%	2	46	-48	-7	8	4
All Public Companies		10.9%	107.8%	6.4%	1	5	6	8	0	-1
State of CT		10.6%	109.5%	7.5%	5	16	-1	4	0	-9
Comparable Group
Averages		10.4%	108.0%	5.1%	-3	5	6	10	-2	0
Medians		8.9%	106.2%	4.9%	0	5	5	10	3	3
Comparable Group
BFED	Beacon Federal Bancorp of NY	9.9%	107.1%	3.9%	-1	4	14	5	5	10
CEBK	Central Bancorp of Somerville MA	8.2%	105.6%	4.3%	12	16	14	33	0	-12
ESBF	ESB Financial Corp. of PA	6.7%	103.8%	6.9%	1	12	11	10	10	6
ESSA	ESSA Bancorp, Inc. of PA	16.6%	116.5%	4.1%	-24	-5	0	-2	6	6
HARL	Harleysville Savings Fin. Corp. of PA	6.1%	103.4%	3.8%	3	5	13	9	-25	10
HIFS	Hingham Institute for Savings of MA	7.1%	104.1%	3.8%	2	1	-7	7	18	0
NHTB	NH Thrift Bancshares of NH	6.4%	103.3%	7.5%	-4	9	5	10	-12	-25
THRD	TF Financial Corp. of Newtown PA	9.5%	106.7%	5.4%	2	2	5	12	6	14
UBNK	United Financial Bancorp of MA	13.9%	111.4%	5.4%	-6	29	4	13	-17	-3
WFD	Westfield Financial Inc. of MA	19.4%	118.3%	5.4%	-13	-18	4	-1	-14	-1

NA=Change is greater than 100 basis points during the quarter.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.16

as interest rate sensitive liabilities will be funding a lower portion of SI Financial’s assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit quality measures, the Company’s credit risk exposure was considered to be less significant than Peer Group’s. As shown in Table 3.6, the Company’s non-performing assets/assets and non-performing loans/loans ratios equaled 0.68% and 0.70%, respectively, versus comparable measures of 1.13% and 1.53% for the Peer Group. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 114.32% and 116.35%, respectively. Loss reserves maintained as percent of net loans receivable equaled 0.80% and 1.15% for the Company and the Peer Group, respectively. Net loan charge-offs were comparable for the Company and the Peer Group, as net loan charge-offs for the Company equaled 0.40% of loans versus 0.43% of loans for the Peer Group.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS III.17

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of June 30, 2010 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
SI Financial Group, Inc.		0.20%	0.68%	0.70%	0.80%	114.32%	81.14%	$2,443	0.40%
All Public Companies
Averages		0.51%	4.25%	4.92%	1.69%	65.87%	52.38%	$1,552	0.72%
Medians		0.20%	2.56%	3.33%	1.39%	45.65%	40.24%	$642	0.32%
State of CT
Averages		0.19%	1.56%	1.43%	0.98%	68.55%	50.40%	$1,532	0.23%
Medians		0.20%	1.08%	1.12%	0.94%	71.31%	56.81%	$675	0.11%
Comparable Group
Averages		0.15%	1.13%	1.53%	1.15%	116.35%	120.59%	$583	0.43%
Medians		0.05%	1.13%	1.54%	0.94%	85.75%	75.13%	$75	0.08%
Comparable Group
BFED	Beacon Federal Bancorp of NY	0.07%	1.56%	1.79%	2.17%	121.24%	107.87%	$580	0.28%
CEBK	Central Bncrp of Somerville MA	0.00%	2.38%	2.79%	0.74%	26.61%	26.61%	$2	0.00%
ESBF	ESB Financial Corp. of PA	0.03%	0.30%	0.76%	0.93%	121.59%	107.90%	$77	0.05%
ESSA	ESSA Bancorp, Inc. of PA	0.20%	1.05%	1.61%	0.95%	59.10%	63.83%	$73	0.04%
HARL	Harleysville Savings Fin. Corp. of PA	0.00%	0.06%	0.11%	0.47%	441.49%	441.49%	$43	0.03%
HIFS	Hingham Inst. For Sav. Of MA	0.76%	1.57%	1.05%	0.86%	81.26%	42.00%	$1	0.00%
NHTB	NH Thrift Bancshares of NH	0.03%	0.37%	1.05%	1.52%	130.20%	244.32%	$852	0.52%
THRD	TF Financial Corp. of Newtown PA	0.20%	2.21%	3.04%	1.28%	32.98%	32.98%	$16	0.01%
UBNK	United Financial Bncrp of MA	0.13%	1.20%	1.51%	0.89%	58.79%	52.43%	$338	0.12%
WFD	Westfield Fin. Inc. of MA	0.03%	0.63%	1.56%	1.64%	90.24%	86.42%	$3,844	3.26%

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS IV.2

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in SI Financial’s operations and financial condition; (2) monitor SI Financial’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and SI Financial’s stock specifically; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including SI Financial’s value, or SI Financial’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area,

RP® Financial, LC.	VALUATION ANALYSIS IV.3

dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a slightly higher concentration of loans and a slightly lower concentration of cash and investments. Lending diversification into higher risk and higher yielding types of loans was more significant for the Company, although the Peer Group maintained a higher risk weighted assets-to-assets ratio in comparison to the Company’s ratio. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a similar yield earned on interest-earning assets. The Company’s cost of interest-bearing liabilities was also similar to the Peer Group’s cost of funds, even though the Company maintained a higher level of deposits and a lower level of borrowings relative to the Peer Group’s interest-bearing funding composition. Overall, as a percent of assets, the Company maintained a similar level of interest-earning assets and a slightly higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a slightly lower IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should slightly exceed the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

•

Credit Quality. The Company’s ratios for non-performing assets and non-performing loans were more favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans were higher for the Company, while the Peer Group maintained higher loss reserves as a percent of loans. Net loan charge-offs were a comparable factor for the Company and the Peer Group. As noted above, the Company’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a slightly positive factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS IV.4

•

Balance Sheet Liquidity. The Company operated with a lower level of cash and investment securities relative to the Peer Group (26.6% of assets versus 30.3% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Company’s future borrowing capacity was considered to be slightly greater than the Peer Group’s, given the lower level of borrowings currently funding the Company’s assets. Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

•

Funding Liabilities. The Company’s interest-bearing funding composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios, which provided for a similar cost of funds for the Company and the Peer Group. Total interest-bearing liabilities as a percent of assets were slightly higher for the Company compared to the Peer Group’s ratio, which was attributable to SI Financial’s lower capital position. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets to a ratio that is comparable to or lower than the Peer Group’s ratio. Overall, RP Financial concluded that funding liabilities were a neutral factor in our adjustment for financial condition.

•

Capital. The Company currently operates with a lower equity-to-assets ratio than the Peer Group. However, following the stock offering, SI Financial’s pro forma capital position will exceed the Peer Group’s equity-to-assets ratio. The increase in the Company’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Company’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, SI Financial’s balance sheet strength was considered to be more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for the Company’s financial condition.

RP® Financial, LC.	VALUATION ANALYSIS IV.5

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Earnings. The Company reported net income equal to 0.25% of average assets, versus net income equal to 0.59% of average assets for the Peer Group. The Company’s lower return was attributable to a higher level of operating expenses, which was partially offset by the Company’s higher level of non-interest operating income and lower level of loan loss provisions. Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of additional stock benefit plans in connection with the second-step offering. On balance, RP Financial concluded that the Company’s reported earnings were a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. The Company operated with a similar net interest margin, a higher operating expense ratio and a higher level of non-interest operating income. The Company’s ratios for net interest income and operating expenses translated into a lower expense coverage ratio in comparison to the Peer Group’s ratio (equal to 0.80x versus 1.32X for the Peer Group). Similarly, the Company’s efficiency ratio of 88.5% was less favorable than the Peer Group’s efficiency ratio of 65.5%. Loan loss provisions had a larger impact on the Peer Group’s earnings. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans, indicate that the Company’s pro forma core earnings will be less favorable than the Peer Group’s. Therefore, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a higher degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as capital and IEA/IBL ratios were slightly more favorable for the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that will be comparable to or exceed the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS IV.6

•

Credit Risk. Loan loss provisions were a larger factor in the Peer Group’s earnings (0.30% of average assets versus 0.15% of average assets for the Company). In terms of future exposure to credit quality related losses, the Company maintained a slightly higher concentrations of assets in loans and lending diversification into higher risk types of loans was more significant for the Company. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans were more favorable for the Company, while the Peer Group maintained a higher level of loss reserves as a percent of loans. Net loan charge-offs were similar for the Company and the Peer Group. Overall, RP Financial concluded that credit risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company and the Peer Group maintained similar interest rate spreads, which would tend to provide relatively comparable net interest margins for the Company and the Peer Group going forward. Second, the infusion of stock proceeds will provide the Company with more significant growth potential through leverage than currently maintained by the Peer Group. Third, the Company’s higher ratio of non-interest operating income and the Peer Group’s lower operating expense ratio were viewed as respective advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Company’s core ROE is slightly lower than the Peer Group’s core ROE. Accordingly, as the result of the Company’s lower core earnings and the increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis can be expected to initially remain lower than the Peer Group’s ROE. Accordingly, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, SI Financial’s pro forma earnings strength was considered to be less favorable than the Peer Group’s and, thus, a slight downward adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS IV.7

3.	Asset Growth

The Peer Group’s asset growth rate was higher than the Company’s growth rate during the period covered in our comparative analysis, based on growth rates of 5.4% and 1.9%, respectively. Asset growth for the Peer Group was sustained by a combination of loans and cash and investments, while the Company’s asset growth was sustained through an increase in cash and investments and partially offset by a decrease in loans. On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On balance, no adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. SI Financial’s primary market area for loans and deposits is considered to be central and eastern Connecticut, where the Company maintains its branch network. Windham County, where the Company, maintains its main office has experienced growth in population and households since 2000, with such growth exceeding the comparable Connecticut growth rates and more in line with the U.S. growth rates. Household and per capita income measures for Windham County were less than Connecticut measures, reflecting the more rural characteristics of the Company’s market area.

Overall, the markets served by the Peer Group companies were viewed as being comparable with respect to supporting growth opportunities. Windham County’s population growth was stronger than the markets served by the Peer Group companies, but the Peer Group companies generally serve more populous markets than Windham County. Per capita income for the markets served by the Peer Group companies was generally higher than Windham County’s per capita income, both on absolute dollar basis and as a percent of state per capita income. The average deposit market share maintained by the Peer Group companies was less than the Company’s market share of deposits in Windham County. In general, the degree of competition faced by the Peer

RP® Financial, LC.	VALUATION ANALYSIS IV.8

Group companies was viewed as less in comparison to the Company’s competitive environment in Windham County. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, June 2010 unemployment rates for the majority of the markets served by the Peer Group companies were lower than the unemployment rate reflected for Windham County. On balance, we concluded that no adjustment was appropriate for the Company’s market area.

Table 4.1

Market Area Unemployment Rates

SI Financial Group, Inc. and the Peer Group Companies(1)

	County	June 2010 Unemployment
SI Financial Group, Inc. – CT	Windham	10.5%
Peer Group Average		8.7%
Beacon Federal Bancorp – NY	Onondaga	7.5
Central Bancorp – MA	Middlesex	7.5
ESB Financial Corp. – PA	Lawrence	9.9
ESSA Bancorp – PA	Monroe	10.1
Harleysville Savings Financial – PA	Montgomery	7.8
Hingham Inst. for Savings – MA	Plymouth	9.4
New Hampshire Thrift Banc. – NH	Sullivan	5.3
TF Financial Corp. – PA	Bucks	8.2
United Financial Bancorp. – MA	Hampden	10.5
Westfield Financial – MA	Hampden	10.5

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.	Dividends

The Company currently pays quarterly dividend of $0.03 per share. SI Financial has indicated its intention to continue to pay a quarter dividend of $0.03 per share or $0.12 per share annually, providing a yield of 1.5% based on the $8.00 per share initial offering price. However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

RP® Financial, LC.	VALUATION ANALYSIS IV.9

All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.82% to 5.20%. The average dividend yield on the stocks of the Peer Group institutions was 3.06% as of August 26, 2010, representing an average payout ratio of 42.07% of core earnings. As of August 26, 2010, approximately 63% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.03%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

The Company’s indicated dividend policy provides for a lower yield compared to the Peer Group’s average dividend yield. At the same time, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $18.2 million to $223.5 million as of August 26, 2010, with average and median market values of $108.3 million and $73.5 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.7 million to 29.2 million, with average and median shares outstanding of 9.4 million and 6.1 million, respectively. The Company’s second-step stock offering is expected to provide for a pro forma market value and shares outstanding that will be generally in the middle of the ranges of market values and shares outstanding indicated for Peer Group companies. Like all of the Peer Group companies, the Company’s stock will continue to be quoted on the NASDAQ following

RP® Financial, LC.	VALUATION ANALYSIS IV.10

the second-step stock offering. Overall, we anticipate that the Company’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as SI Financial’s: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift franchises in Connecticut; and (D) the market for the public stock of SI Financial. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. Stocks started the fourth quarter of 2009 with a sell-off, as investors reacted negatively to economic data showing a slow down in manufacturing activity from August to September and more job losses than expected for September. Energy and material stocks led a stock market rally heading into mid-October, as stock markets rallied around the world. Good earnings reports from J.P. Morgan Chase and Intel pushed the Dow Jones industrial

RP® Financial, LC.	VALUATION ANALYSIS IV.11

Average (“DJIA”) above a 10000 close in mid-October. Mixed economic data and concerns of the sustainability of the recovery following the removal of the federal stimulus programs provided for volatile trading at the close of October. Stocks moved higher in early-November, with the DJIA topping 10000 again on renewed optimism about the economy aided by a report that manufacturing activity rose around the world in October. Expectations that interest rates and inflation would remain low, following a weaker than expected employment report for October, sustained the rally heading into mid-November. The DJIA hit new highs for the year in mid-November, as investors focused on upbeat earnings from major retailers, signs of economic growth in Asia and the Federal Reserve’s commitment to low interest rates. Stocks traded unevenly through the second half of November, reflecting investor uncertainty over the strength of the economic recovery and Dubai debt worries. Easing fears about the Dubai debt crisis, along with a favorable employment report for November, served to bolster stocks at the end of November and into early-December. Mixed economic data, including a better-than-expected increase in November retail sales and November wholesale inflation rising more than expected, sustained a narrow trading range for the broader stock market heading into mid-December. Worries about the state of European economies and the dollar’s surge upended stocks in mid-December. Helped by some positive economic data and acquisition deals in mining and health care, the DJIA posted gains for six consecutive sessions in late-December. Overall, the DJIA closed up 18.8% for 2009, which was 26.4% below its all time high.

Stocks started 2010 in positive territory on mounting evidence of a global manufacturing rebound, while mixed earnings reports provided for an up and down market in mid-January. The DJIA moved into negative territory for the year heading in into late-January, with financial stocks leading the market lower as the White House proposed new limits on the size and activities of big banks. Technology stocks led the broader market lower at the close of January, as disappointing economic reports dampened growth prospects for 2010. Concerns about the global economy and European default worries pressured stocks lower in early-February, as the DJIA closed below 10000 for the first time in three months. Upbeat corporate earnings and some favorable economic news out of Europe and China held stocks to rebound in mid-February.

RP® Financial, LC.	VALUATION ANALYSIS IV.12

The positive trend in the broader stock market continued into the second half of February, as investors seized on mild inflation data and more signs that the U.S. economy was recovering. Weak economic data pulled stocks lower at the end of February, although the 2.6% increase in the DJIA for the month of February was its strongest showing since November.

The DJIA moved back into positive territory for 2010 in early-March, as the broader market rallied on a better-than-expected employment report for February. Stocks trended higher through mid-March, with the DJIA closing up for eight consecutive trading sessions. Factors contributing to the eight day winning streak included bullish comments by Citigroup, expectations of continued low borrowing costs following the Federal Reserve’s mid-March meeting that concluded with keeping its target rate near zero and a brightening manufacturing outlook. Following a one day pull back, the positive trend in the broader market continued heading into late-March. Gains in the health-care sector following the passage of health-care legislation, better-than-expected existing home sales in February, first time jobless claims falling more than expected and solid earnings posted by Best Buy all contributed to the positive trend in stocks. The DJIA moved to a 19-month high approaching the end of the first quarter, as oil stocks led the market higher in response to new evidence of global economic strength. Overall, the DJIA completed its best first quarter since 1999, with a 4.1% increase for the quarter.

More signs of the economy gaining strength sustained the positive trend in the broader stock market at the start of the second quarter of 2010. The DJIA closed above 11000 heading into mid-April, based on growing optimism about corporate earnings and a recovering economy. Fraud charges against Goldman Sachs halted a six day rally in the market in mid-April, as financial stocks led a one day sell-off in the broader market. The broader stock market generally sustained a positive trend during the second half of April, with encouraging first quarter earnings reports and favorable economic data supporting the gains. Financial stocks pulled the broader stock market lower at the end of April on news of a criminal investigation of Goldman Sachs. The

RP® Financial, LC.	VALUATION ANALYSIS IV.13

sell-off in the stock market sharpened during the first week of May, largely on the basis of heightened concerns about possible ripple effects stemming from Greece’s credit crisis. Stocks surged after European Union leaders agreed to a massive bailout to prevent Greece’s financial troubles from spreading throughout the region, but then reversed course heading into the second half of May on continued worries about the fallout from Europe’s credit crisis and an unexpected increase in U.S. jobless claims. China’s promise not to unload its European debt sparked a one-day rally in late-May, which was followed by a lower close for the DJIA on the last trading day of May as a downgrade of Spain’s credit rekindled investors’ fears about Europe’s economy. Overall, it was the worst May for the DJIA since 1940. Volatility in the broader stock market continued to prevail in early-June. A rebound in energy shares provided for the third biggest daily gain in the DJIA for 2010, which was followed by a one day decline of over 300 points in the DJIA as weaker than expected employment numbers for May sent the DJIA to a close below 10000. The DJIA rallied back over 10000 in mid-June, as stocks were boosted by upbeat comments from the European Central Bank, a rebound in energy stocks, tame inflation data and some regained confidence in the global economic recovery. Weak housing data for May and persistent worries about the global economy pulled stocks lower in late-June. The DJIA closed out the second quarter of 2010 at a new low for the year, reflecting a decline of 10% for the second quarter.

A disappointing employment report for June 2010 extended the selling during the first week of July. Following seven consecutive days of closing lower, the DJIA posted a gain as bargain hunters entered the market. Some strong earnings reports at the start of second quarter earnings season and upbeat data on jobs supported a seven day winning streak in the broader stock market and pushed the DJIA through the 10000 mark going into mid-July. Renewed concerns about the economy snapped the seven day winning streak in the DJIA, although losses in the broader stock market were pared on news that Goldman Sachs reached a settlement with the SEC. Stocks slumped heading into the second half of July, as Bank of America and Citigroup reported disappointing second quarter earnings and an early-July consumer confidence report showed that consumers were becoming more pessimistic. Favorable second

RP® Financial, LC.	VALUATION ANALYSIS IV.14

quarter earnings supported a rally in the broader stock market in late-July, with the DJIA moving back into positive territory for the year. Overall, the DJIA was up 7.1% for the month of July, which was its strongest performance in a year.

Better-than-expected economic data helped to sustain the stock market rally at the beginning of August 2010, but stocks eased lower following the disappointing employment report for July. The downturn in the broader stock market accelerated in the second half of August, as a number of economic reports for July showed the economy was losing momentum which more than overshadowed a pick-up in merger activity. On August 26, 2010, the DJIA closed at 9985.81, an increase of 4.2% from one year ago and a decrease of 4.2% year-to-date, and the NASDAQ closed at 2118.69, an increase of 4.5% from one year ago and a decrease of 6.6% year-to-date. The Standard & Poor’s 500 Index closed at 1047.22 on August 26, 2010, an increase of 1.6% from one year ago and a decrease of 6.1% year-to-date.

The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market. Some disappointing economic data pushed thrift stocks along with the broader market lower at the beginning of fourth quarter of 2009. Thrift stocks rebounded modestly through mid-October, aided by a rally in the broader stock market and a strong earnings report from J.P. Morgan Chase. Concerns of more loan losses and a disappointing report on September new home sales provided for a modest retreat in thrift prices in late-October. After bouncing higher on a better-than-expected report for third quarter GDP growth, financial stocks led the broader market lower at the end of October in the face of a negative report on consumer spending. In contrast to the broader market, thrift stocks edged lower following the Federal Reserve’s early-November statement that it would leave the federal funds rate unchanged. Thrift stocks rebounded along with the broader market going into mid-November, following some positive reports on the economy and comments from the Federal Reserve that interest rates would remain low amid concerns that unemployment and troubles in commercial real estate would weigh on the economic recovery. Fresh economic data that underscored expectations for a slow economic recovery and Dubai debt worries pushed thrift stocks lower during the second

RP® Financial, LC.	VALUATION ANALYSIS IV.15

half of November. Financial stocks led a broader market rebound at the close of November and into early-December, which was supported by a favorable report for home sales in October and expectations that the Dubai debt crisis would have a limited impact on U.S. banks. The favorable employment report for November added to gains in the thrift sector in early-December. Financial stocks edged higher in mid-December on news that Citigroup was repaying TARP funds, which was followed by a pullback following a report that wholesale inflation rose more than expected in November and mid-December unemployment claims were higher than expected. More attractive valuations supported a snap-back rally in thrift stocks heading into late-December, which was followed by a narrow trading range for the thrift sector through year end. Overall, the SNL Index for all publicly-traded thrifts was down 10.2% in 2009, which reflects significant declines in the trading prices of several large publicly-traded thrifts during 2009 pursuant to reporting significant losses due to deterioration in credit quality.

Thrift stocks traded in a narrow range during the first few weeks of 2010, as investors awaited fourth quarter earnings reports that would provide further insight on credit quality trends. An unexpected jump in jobless claims and proposed restrictions by the White House on large banks depressed financial stocks in general heading into late-January. Amid mixed earnings reports, thrift stocks traded in a narrow range for the balance of January. Financial stocks led the broader market lower in early-February and then rebounded along with the broader market in mid-February on some positive economic data including signs that prices were rising in some large metropolitan areas. Mild inflation readings for wholesale and consumer prices in January sustained the upward trend in thrift stocks heading into the second half of February. Comments by the Federal Reserve Chairman that short-term interest rates were likely to remain low for at least several months helped thrift stocks to ease higher in late-February.

The thrift sector moved higher along with the broader stock market in-early March 2010, aided by the better-than-expected employment report for February. Financial stocks propelled the market higher heading into mid-March on optimism that Citigroup would be able to repay the U.S. Government after a successful offering of trust preferred securities. The Federal Reserve’s recommitment to leaving its target

RP® Financial, LC.	VALUATION ANALYSIS IV.16

rate unchanged “for an extended period” sustained the positive trend in thrift stocks through mid-March. Thrift stocks bounced higher along with the broader stock market heading into late-March, which was followed by a slight pullback as debt worries sent the yields on Treasury notes higher.

An improving outlook for financial stocks in general, along with positive reports for housing, employment and retail sales, boosted thrift stocks at the start of the second quarter of 2010. A nominal increase in March consumer prices and a strong first quarter earnings report from JP Morgan Chase & Co. supported a broad rally in bank and thrift stocks heading into mid-April, which was followed by a pullback on news that the SEC charged Goldman Sachs with fraud. Thrift stocks generally underperformed the broader stock market during the second half of April, as financial stocks in general were hurt by uncertainty about the progress of financial reform legislation, Greece’s debt crisis and news of a criminal investigation of Goldman Sachs. Thrift stocks retreated along the broader stock market in the first week of May, based on fears that the growing debt crisis in Europe could hurt the economic recovery. Likewise, thrift stocks surged higher along with the broader stock market after European Union officials announced a massive bailout plan to avert a public-debt crisis and then retreated heading into the second half of May on lingering concerns about the euro. News of rising mortgage delinquencies in the first quarter of 2010, an expected slowdown in new home construction and uncertainty over financial reform legislation further contributed to lower trading prices for thrift stocks. Thrift stocks participated in the one-day broader market rally in late-May and then declined along with the broader stock market at the close of May. Some positive economic reports provided a boost to thrift stocks at the start of June, which was followed a sharp decline in the sector on the disappointing employment report for May. Gains in the broader stock market provided a boost to thrift stocks as well heading in mid-June. Weaker-than-expected housing data for May and uncertainty surrounding the final stages of the financial reform legislation pressured thrift stocks lower in late-June.

RP® Financial, LC.	VALUATION ANALYSIS IV.17

Thrift stocks declined along with the broader stock market at the start of the third quarter of 2010, as home sales in May declined sharply following the expiration of a special tax credit for home buyers. A report showing that home loan delinquencies increased in May further depressed thrift stocks, while the broader market moved higher on more attractive valuations. Financial stocks helped to lead the stock market higher through mid-July, as State Street projected a second quarter profit well above analysts’ forecasts which fueled a more optimistic outlook for second quarter earnings reports for the financial sector. Thrift stocks retreated along with the financial sector in general in mid-July on disappointing retail sales data for June and second quarter earnings results for Bank of America and Citigroup reflecting an unexpected drop in their revenues. Some favorable second quarter earnings reports which reflected improving credit measures helped to lift the thrift sector in late-July and at the beginning of August. Thrift stocks pulled back along with the broader market on weak employment data for July, which raised fresh concerns about the strength of the economy and the risk of deflation. The sell-off in thrift stocks became more pronounced in the second half of August, with signs of slower growth impacting most sectors of the stock market. Thrift stocks were particularly hard hit by the dismal housing data for July, which showed sharp declines in both existing and new home sales. On August 26, 2010, the SNL Index for all publicly-traded thrifts closed at 521.4, a decrease of 7.5% from one year ago and a decrease of 11.2% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in

RP® Financial, LC.	VALUATION ANALYSIS IV.18

that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

Two standard conversions and six second-step conversions have been completed during the past three months. The recently completed second-step conversion offerings are considered to be more relevant for our analysis, which were completed in late-June and the first half of July. In general, second-step conversions tend to be priced (and trade in the aftermarket) at higher P/B ratios than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. As shown in Table 4.2, with the exception of Oritani Financial Corp., all of the second-step conversion offerings were completed between the minimum and midpoint of their offering ranges. Oritani Financial Corp.’s offering was completed at slightly above the midpoint of its offering range. The average closing pro forma price/tangible book ratio of the recent second-step conversion offerings equaled 79.1%. On average, the second-step conversion offerings reflected a 2.3% decrease in price from their IPO prices after the first week of trading. As of August 26, 2010, the recent second-step conversion offerings reflected an average decrease of 3.8% in price from their IPO prices.

Shown in Table 4.3 are the current pricing ratios for the fully-converted offerings completed during the past three months that trade on NASDAQ or an Exchange. The current average P/TB ratio for the recent fully-converted offerings equaled 73.79%, based on closing stock prices as of August 26, 2010.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on SI Financial’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Connecticut. As shown in Exhibit IV-4, there was one Connecticut thrift acquisition completed from the beginning of 2006 through August 26, 2010, and there

RP® Financial, LC.	VALUATION ANALYSIS IV.19

Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Charitable Found.		Insider Purchases				Initial Dividend Yield (%)
			Financial Info.		Asset Quality								% Off Incl. Fdn.
													Benefit Plans
Institution	Conver.Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp./ Proc.	Form	% of Offering	ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)
Standard Conversions
Peoples Federal Bancshares, Inc. - M	7/7/10	PEOP-NASDAQ	$488	10.77%	0.32%	199%	$66.1	100%	132%	2.8%	Stock	8.0%	8.0%	4.0%	10.0%	3.3%	0.00%
Fairmount Bancorp, Inc. - MD	6/3/10	FMTB-OTCBB	$67	10.57%	0.40%	152%	$4.4	100%	89%	15.8%	N.A.	N.A.	8.0%	4.0%	10.0%	14.6%	0.00%
Averages - Standard Conversions:			$278	10.67%	0.36%	176%	$35.3	100%	111%	9.3%	N.A.	8.0%	8.0%	4.0%	10.0%	9.0%	0.00%
Medians - Standard Conversions:			$278	10.67%	0.36%	176%	$35.3	100%	111%	9.3%	N.A.	8.0%	8.0%	4.0%	10.0%	9.0%	0.00%
Second Step Conversions
Jacsonville Bancorp, Inc. - IL	7/15/10	JXSB-NASDAQ	$290	9.12%	1.02%	111%	$10.4	54%	89%	12.0%	N.A.	N.A.	4.0%	0.0%	10.0%	9.6%	3.00%
Colonial Financial Services - NJ	7/13/10	COBK-NASDAQ	$568	8.20%	0.43%	124%	$23.0	55%	85%	8.0%	N.A.	N.A.	4.0%	4.0%	10.0%	1.6%	0.00%
Oneida Financial Corp.- NY	7/7/10	ONFC-NASDAQ	$596	9.61%	0.90%	1041%	$31.5	55%	100%	8.0%	N.A.	N.A.	4.0%	4.0%	10.0%	4.2%	6.00%
ViewPoint Financial Group - TX	7/7/10	VPFG-NASDAQ	$2,477	8.42%	0.61%	108%	$198.6	57%	99%	4.0%	N.A.	N.A.	4.0%	4.0%	10.0%	0.2%	0.00%
Fox Chase Bancorp, Inc. - PA	6/29/10	FXCB-NASDAQ	$1,156	10.83%	2.91%	38%	$87.1	60%	85%	5.0%	N.A.	N.A.	4.0%	3.1%	7.9%	0.7%	0.00%
Oritani Financial Corp. - NJ	6/24/10	ORIT-NASDAQ	$2,054	12.38%	2.03%	60%	$413.6	74%	106%	2.8%	N.A.	N.A.	4.0%	4.0%	10.0%	0.5%	3.00%
Averages - Second Step Conversions:			$1,190	9.76%	1.32%	247%	$127.4	59%	94%	6.6%	N.A.	N.A.	4.0%	3.2%	9.7%	2.8%	2.00%
Medians - Second Step Conversions:			$876	9.37%	0.96%	110%	$59.3	56%	94%	6.5%	N.A.	N.A.	4.0%	4.0%	10.0%	1.2%	1.50%
Mutual Holding Company Conversions
Averages - Mutual Holding Company Conversions
Medians - Mutual Holding Company Conversions
Averages - All Conversions			$962	9.99%	1.08%	229%	$104.3	69%	98%	7.3%	NA	8.0%	5.0%	3.4%	9.7%	4.3%	1.50%
Medians - All Conversions:			$582	10.09%	0.76%	118%	$48.8	59%	94%	6.5%	NA	8.0%	4.0%	4.0%	10.0%	2.5%	0.00%

Institutional Information			Pro Forma Data						IPO Price	Post-IPO Pricing Trends
			Pricing Ratios(3)			Financial Charac.				Closing Price:
Institution	Conver.Date	Ticker	P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE		First Trading Day	% Change	After First Week(4)	% Change	After First Month(5)	% Change	Thru 8/26/10	% Change
			(%)	(x)	(%)	(%)	(%)	(%)	($)	($)%		($)%		($)%		($)%
Standard Conversions
Peoples Federal Bancshares, Inc. - M	7/7/10	PEOP- NASDAQ	64.7%	45.5	13.1%	0.3%	20.2%	1.4%	$10.00	$10.40	4.0%	$10.69	6.9%	$10.42	4.2%	$10.19	1.9%
Fairmount Bancorp, Inc. - MD	6/3/10	FMTB- OTCBB	43.9%	11.4	6.5%	0.6%	14.8%	0.6%	$10.00	$11.00	10.0%	$12.00	20.0%	$11.00	10.0%	$11.75	17.5%
Averages - Standard Conversions:			54.3%	28.5x	9.8%	0.5%	17.5%	1.0%	$10.00	$10.70	7.0%	$11.35	13.45%	$10.71	7.10%	$10.97	9.70%
Medians - Standard Conversions:			54.3%	28.5x	9.8%	0.5%	17.5%	1.0%	$10.00	$10.70	7.0%	$11.35	13.45%	$10.71	7.10%	$10.97	9.70%
Second Step Conversions
Jacsonville Bancorp, Inc. - IL	7/15/10	JXSB- NASDAQ	59.3%	19.07	6.5%	0.3%	11.0%	2.9%	$10.00	$10.65	6.5%	$10.58	5.8%	$10.13	1.3%	$10.43	4.3%
Colonial Financial Services - NJ	7/13/10	COBK- NASDAQ	63.4%	14.01	7.1%	0.5%	11.2%	4.5%	$10.00	$10.05	0.5%	$9.65	-3.5%	$9.80	-2.0%	$9.60	-4.0%
Oneida Financial Corp.- NY	7/7/10	ONFC- NASDAQ	97.3%	15.12	9.2%	0.6%	9.9%	4.5%	$8.00	$7.50	-6.3%	$7.50	-6.3%	$7.90	-1.3%	$7.70	-3.8%
ViewPoint Financial Group - TX	7/7/10	VPFG- NASDAQ	93.2%	28.61	13.2%	0.5%	14.2%	3.3%	$10.00	$9.50	-5.0%	$9.55	-4.5%	$9.70	-3.0%	$9.09	-9.1%
Fox Chase Bancorp, Inc. - PA	6/29/10	FXCB- NASDAQ	72.1%	NM	11.8%	-0.1%	16.4%	-0.6%	$10.00	$9.59	-4.1%	$9.60	-4.0%	$9.68	-3.2%	$9.53	-4.7%
Oritani Financial Corp. - NJ	6/24/10	ORIT- NASDAQ	89.4%	38.03	23.0%	0.6%	25.7%	2.4%	$10.00	$10.31	3.1%	$9.86	-1.4%	$9.91	-0.9%	$9.42	-5.8%
Averages - Second Step Conversions:			79.1%	23.0x	11.8%	0.4%	14.7%	2.8%	$9.67	$9.60	-0.9%	$9.46	-2.3%	$9.52	-1.5%	$9.30	-3.8%
Medians - Second Step Conversions:			80.8%	19.1x	10.5%	0.5%	12.7%	3.1%	$10.00	$9.82	-1.8%	$9.63	-3.8%	$9.75	-1.6%	$9.48	-4.4%
Mutual Holding Company Conversions
Averages - Mutual Holding Company Conversions
Medians - Mutual Holding Company Conversions
Averages - All Conversions			72.9%	24.5x	11.3%	0.4%	15.4%	2.4%	$9.75	$9.88	1.1%	$9.93	1.6%	$9.82	0.6%	$9.71	-0.5%
Medians - All Conversions:			68.4%	19.1x	10.5%	0.5%	14.5%	2.6%	$10.00	$10.18	1.8%	$9.76	-2.5%	$9.86	-1.1%	$9.57	-3.9%

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stoc

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.

August 26, 2010

RP® Financial, LC.	VALUATION ANALYSIS IV.20

Table 4.3

Market Pricing Comparatives

Prices As of August 26, 2010

		Market Capitalization		Per Share Data							Dividends(4)			Financial Characteristics(6)
		Price/ Share(1)	Market Value	Core 12 Month EPS(2)	Book Value/ Share	Pricing Ratios(3)					Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	Tang Eq/ Assets	NPAs/ Assets	Reported		Core
Financial Institution						P/E	P/B	P/A	P/TB	P/Core								ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Public Companies		$9.55	$270.27	($0.12)	$12.77	18.46x	75.64%	9.12%	83.11%	18.15x	$0.23	2.01%	30.41%	$2,698	11.65%	10.89%	4.15%	-0.10%	0.67%	-0.14%	-0.02%
Converted Last 3 Months (no MHC)		$9.42	$167.58	$0.34	$13.94	21.10x	69.09%	11.47%	73.79%	18.52x	$0.18	2.10%	12.66%	$1,202	13.94%	13.28%	0.85%	0.33%	3.50%	0.35%	3.87%
Converted Last 3 Months (no MHC)
COBK	Colonial Financial Services of NJ	$9.60	$40.06	$0.71	$15.78	20.00x	60.84%	6.82%	60.84%	13.52x	$0.00	0.00%	0.00%	$587	7.46%	7.46%	NA	0.34%	4.58%	0.50%	6.77%
FXCB	Fox Chase Bancorp, Inc. of PA	$9.53	$138.63	($0.13)	$14.19	NM	67.16%	11.15%	67.16%	NM	$0.00	0.00%	NM	$1,243	16.61%	16.61%	NA	-0.06%	-0.51%	-0.16%	-1.34%
JXSB	Jacksonville Bancorp Inc. of IL	$10.43	$20.07	$0.52	$18.27	13.20x	57.09%	6.72%	61.90%	20.06x	$0.30	2.88%	37.97%	$298	8.59%	7.67%	NA	0.51%	5.93%	0.34%	3.90%
ONFC	Oneida Financial Corp. of NY	$7.70	$55.17	$0.53	$11.69	14.81x	65.87%	8.86%	93.67%	14.53x	$0.53	6.88%	NM	$623	8.74%	5.11%	NA	0.60%	6.84%	0.61%	6.97%
ORIT	Oritani Financial Corp. of NJ	$9.42	$529.42	$0.16	$11.45	NM	82.27%	21.37%	82.27%	NM	$0.30	3.18%	NM	$2,477	25.98%	25.98%	NA	0.40%	2.59%	0.43%	2.76%
PEOP	Peoples Federal Bncshrs. Inc. of MA	$10.19	$72.78	$0.22	$15.45	36.39x	65.95%	13.34%	65.95%	NM	$0.00	0.00%	0.00%	$546	19.18%	19.18%	NA	0.37%	NM	0.29%	NM
VPFG	ViewPoint Financial Group of TX	$9.09	$316.92	$0.35	$10.76	NM	84.48%	12.00%	84.72%	25.97x	$0.16	1.76%	NM	$2,642	11.05%	10.98%	0.85%	0.17%	1.55%	0.46%	4.18%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.21

is currently one acquisitions pending for a Connecticut savings institution which is the recently announced acquisition of NewAlliance Bancshares by First Niagara Financial Group. The recent acquisition activity involving Connecticut savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence SI Financial’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in SI Financial’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.	Trading in SI Financial’s Stock

Since SI Financial’s minority stock currently trades under the symbol “SIFI” on the NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis. SI Financial had a total of 11,777,496 shares issued and outstanding at June 30, 2010, of which 4,490,521 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $4.15 to $7.00 per share and its closing price on August 26, 2010 was $6.00 for an implied market value of $70.7 million.

There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios and dividend payments, if any, will be made on all shares outstanding. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

* * * * * * * * * * *

RP® Financial, LC.	VALUATION ANALYSIS IV.22

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OTS regulated institution, SI Financial will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

RP® Financial, LC.	VALUATION ANALYSIS IV.23

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	No Adjustment
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it the most significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the

RP® Financial, LC.	VALUATION ANALYSIS IV.24

P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group companies have had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds, we also gave weight to the other valuation approaches.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a conversion offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

•

Trading of SIFI stock. Converting institutions generally do not have stock outstanding. SI Financial, however, has public shares outstanding due to the mutual holding company form of ownership. Since SI Financial is currently traded on the NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the August 26, 2010, stock price of $6.00 per share and the 11,777,496 shares of SI Financial stock outstanding, the Company’s implied market value of $70.7 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of SI Financial’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares,

RP® Financial, LC.	VALUATION ANALYSIS IV.25

to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of August 26, 2010, the aggregate pro forma market value of SI Financial’s conversion stock equaled $84,852,568 at the midpoint, equal to 10,606,571 shares at $8.00 per share. The $8.00 per share price was determined by the SI Financial Board. The midpoint and resulting valuation range is based on the sale of a 61.87% ownership interest to the public, which provides for a $52,500,000 public offering at the midpoint value.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $2.204 million for the twelve months ended June 30, 2010. In deriving SI Financial’s core earnings, the adjustments made to reported earnings were to eliminate gains on the sale of investment securities ($712,000), impairment loss on securities ($410,000) and loss on sale of equipment ($5,000). As shown below, on a tax effected basis, assuming an effective marginal tax rate of 33.0% for the earnings adjustments, the Company’s core earnings were determined to equal $2.005 million for the twelve months ended June 30, 2010. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

RP® Financial, LC.	VALUATION ANALYSIS IV.26

Amount
($000)
Net income(loss)	$2,204
Deduct: Gain on sale of investments(1)	(477)
Add: Impairment loss on securities(1)	275
Add: Loss on sale of equipment(1)	3

Core earnings estimate	$2,005

(1)	Tax effected at 33.0%.

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $84.9 million midpoint value equaled 38.43 times and 42.24 times, respectively, indicating premiums of 152.66% and 166.84% relative to the Peer Group’s average reported and core earnings multiples of 15.21 times and 15.83 times, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples of 12.02 times and 11.48 times, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 219.72% and 267.94%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 32.71 times and 50.68 times, respectively, and based on core earnings at the minimum and the super maximum equaled 35.96 times and 55.68 times, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $84.9 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 67.57% and 69.87%, respectively. In comparison to the average

P/B and P/TB ratios for the Peer Group of 85.14% and 93.10%, the Company’s ratios reflected a discount of 20.64% on a P/B basis and a discount of 24.95% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 86.74% and 97.68%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 22.10% and 28.47%, respectively. At the top of the super

RP® Financial, LC.	Valuation Analysis IV.27

Table 4.4

Public Market Pricing

SI Financial Group, Inc. and the Comparables

As of August 26, 2010

		Market Capitalization		Per Share Data
				Core 12 Month EPS(2)	Book Value/ Share	Pricing Ratios(3)					Dividends(4)
		Price/ Share(1)	Market Value								Amount/ Share	Yield	Payout Ratio(5)
						P/E	P/B	P/A	P/TB	P/ Core
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
SI Financial Group, Inc.
Superrange		$8.00	$112.22	$0.14	$10.01	50.68x	79.92%	11.83%	82.39%	55.68x	$0.12	1.50%	83.52%
Maximum		$8.00	$97.58	$0.16	$10.86	44.14x	73.66%	10.37%	76.05%	48.50x	$0.12	1.50%	72.75%
Midpoint		$8.00	$84.85	$0.19	$11.84	38.43x	67.57%	9.09%	69.87%	42.24x	$0.12	1.50%	63.36%
Minimum		$8.00	$72.12	$0.22	$13.17	32.71x	60.74%	7.78%	62.94%	35.96x	$0.12	1.50%	53.94%
All Non-MHC Public Companies (7)
Averages		$9.96	$310.56	($0.20)	$13.92	18.32x	69.82%	8.10%	77.62%	17.69x	$0.24	2.03%	31.90%
Medians		$9.60	$60.84	$0.19	$13.56	15.19x	67.16%	6.77%	73.61%	16.20x	$0.20	1.79%	0.00%
All Non-MHC State of CT(7)
Averages		$12.65	$2,992.43	$0.39	$14.33	22.95x	88.33%	18.22%	137.26%	23.37x	$0.45	3.56%	50.91%
Medians		$12.65	$2,992.43	$0.39	$14.33	22.95x	88.33%	18.22%	137.26%	23.37x	$0.45	3.56%	51.85%
Comparable Group Averages
Averages		$15.12	$108.26	$1.18	$17.55	15.21x	85.14%	9.23%	93.10%	15.83x	$0.46	3.06%	42.07%
Medians		$11.93	$73.46	$1.00	$14.36	12.02x	86.74%	7.96%	97.68%	11.48x	$0.36	2.75%	43.33%
Comparable Group
BFED	Beacon Federal Bancorp of NY	$10.00	$65.21	$0.88	$16.31	12.66x	61.31%	6.08%	61.31%	11.36x	$0.20	2.00%	25.32%
CEBK	Central Bancorp of Somerville MA	$10.90	$18.17	$1.17	$21.50	10.00x	50.70%	3.45%	54.07%	9.32x	$0.20	1.83%	18.35%
ESBF	ESB Financial Corp. of PA	$12.86	$154.82	$1.12	$14.41	12.02x	89.24%	7.95%	118.31%	11.48x	$0.40	3.11%	37.38%
ESSA	ESSA Bancorp, Inc. of PA	$11.00	$148.75	$0.32	$13.06	30.56x	84.23%	13.94%	84.23%	34.38x	$0.20	1.82%	55.56%
HARL	Harleysville Savings Fin. Corp. of PA	$15.39	$56.54	$1.36	$14.29	11.40x	107.70%	6.52%	107.70%	11.32x	$0.76	4.94%	56.30%
HIFS	Hingham Institute for Savings of MA	$38.47	$81.71	$4.28	$32.47	8.91x	118.48%	8.41%	118.48%	8.99x	$0.92	2.39%	21.30%
NHTB	NH Thrift Bancshares of NH	$10.00	$57.72	$0.64	$14.30	8.33x	69.93%	5.81%	107.99%	15.63x	$0.52	5.20%	43.33%
THRD	TF Financial Corp. of Newtown PA	$21.40	$57.46	$1.27	$27.31	14.56x	78.36%	7.97%	83.53%	16.85x	$0.80	3.74%	54.42%
UBNK	United Financial Bancorp of MA	$13.66	$223.46	$0.59	$13.64	28.46x	100.15%	14.46%	104.04%	23.15x	$0.32	2.34%	66.67%
WFD	Westfield Financial Inc. of MA	$7.48	$218.75	$0.13	$8.19	NM	91.33%	17.71%	91.33%	NM	$0.24	3.21%	NM

											2nd Step Offering Amount
		Financial Characteristics(6)
		Total Assets	Equity/ Assets	Tang Eq/ Assets	NPAs/ Assets	Reported		Core		Exchange Ratio
						ROA	ROE	ROA	ROE
		($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)		($Mil)
SI Financial Group, Inc.
Superrange		$949	14.80%	14.36%	0.63%	0.23%	1.58%	0.21%	1.44%	1.1910	$69.43
Maximum		$941	14.08%	13.64%	0.64%	0.24%	1.67%	0.21%	1.52%	1.0357	$60.38
Midpoint		$934	13.45%	13.00%	0.64%	0.24%	1.76%	0.22%	1.60%	0.9006	$52.50
Minimum		$927	12.81%	12.36%	0.65%	0.24%	1.86%	0.22%	1.69%	0.7655	$44.63
All Non-MHC Public Companies (7)
Averages		$2,930	11.35%	10.56%	3.93%	-0.17%	0.36%	-0.23%	-0.63%
Medians		$967	9.85%	8.97%	2.62%	0.22%	2.45%	0.17%	1.61%
All Non-MHC State of CT(7)
Averages		$15,332	20.73%	14.57%	0.00%	0.53%	2.78%	0.53%	2.78%
Medians		$15,332	20.73%	14.57%	0.00%	0.53%	2.78%	0.53%	2.78%
Comparable Group Averages
Averages		$1,095	11.05%	10.43%	0.75%	0.57%	6.19%	0.54%	5.91%
Medians		$1,030	9.62%	8.92%	0.75%	0.55%	5.28%	0.51%	4.60%
Comparable Group
BFED	Beacon Federal Bancorp of NY	$1,072	9.92%	9.92%	NA	0.48%	5.06%	0.54%	5.63%
CEBK	Central Bancorp of Somerville MA	$527	8.63%	8.24%	NA	0.33%	4.15%	0.36%	4.45%
ESBF	ESB Financial Corp. of PA	$1,948	8.89%	6.84%	0.30%	0.66%	7.79%	0.69%	8.16%
ESSA	ESSA Bancorp, Inc. of PA	$1,067	16.55%	16.55%	NA	0.46%	2.68%	0.41%	2.38%
HARL	Harleysville Savings Fin. Corp. of PA	$867	6.05%	6.05%	NA	0.59%	9.74%	0.59%	9.81%
HIFS	Hingham Institute for Savings of MA	$972	7.10%	7.10%	NA	0.99%	13.99%	0.98%	13.86%
NHTB	NH Thrift Bancshares of NH	$993	9.31%	6.57%	NA	0.74%	7.80%	0.39%	4.16%
THRD	TF Financial Corp. of Newtown PA	$721	10.17%	9.60%	NA	0.55%	5.50%	0.48%	4.75%
UBNK	United Financial Bancorp of MA	$1,545	14.44%	13.98%	1.20%	0.55%	3.56%	0.68%	4.38%
WFD	Westfield Financial Inc. of MA	$1,235	19.39%	19.39%	NA	0.34%	1.64%	0.31%	1.52%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.28

range, the Company’s P/B and P/TB ratios equaled 79.92% and 82.39%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 6.13% and 11.50%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 7.86% and 15.65%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the Company’s pro forma P/E multiples were at significant premiums to the Peer Group’s P/E multiples.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $84.9 million midpoint of the valuation range, the Company’s value equaled 9.09% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 9.23%, which implies a discount of 1.52% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 7.96%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 14.19%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, six second-step conversions have been completed within the past three months and closed at an average pro forma price/tangible book ratio of 79.1% (see Table 4.2) and, on average, decreased 2.3% from their IPO prices during the first week of trading. In comparison, the Company’s pro

RP® Financial, LC.	VALUATION ANALYSIS IV.29

forma price/tangible book ratio at the appraised midpoint value reflects a discount of 11.7%. The current average P/TB ratio of the six recent second-step conversions, based on closing stock prices as of August 26, 2010, equaled 75.1%. In comparison to the average current P/TB ratio of the two recent second-step conversions, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 7.0% and at the top of the super range the Company’s P/TB ratio reflects an implied premium of 9.7%.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of August 26, 2010, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company - was $84,852,568 at the midpoint, equal to 10,606,571 shares at a per share value of $8.00. The resulting range of value and pro forma shares, all based on $8.00 per share, are as follows: $72,214,680 or 9,015,585 shares at the minimum; $97,580,456, or 12,197,557 shares at the maximum; and $112,217,520 or 14,027,190 shares, at the supermaximum (also known as “maximum, as adjusted”).

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $52,500,000, equal to 6,562,500 shares at $8.00 per share. The resulting offering range and offering shares, all based on $8.00 per share, are as follows: $44,625,000, or 5,578,125 shares, at the minimum; $60,375,000 or 7,546,875 shares at the maximum; and $69,431,248 or 8,678,906 shares, at the supermaximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

RP® Financial, LC.	VALUATION ANALYSIS IV.30

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of SI Financial has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $8.00 per share offering price, the indicated exchange ratio at the midpoint is 0.9006 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.7655 at the minimum, 1.0357 at the maximum and 1.19102 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

RP® Financial, LC.	VALUATION ANALYSIS

EXHIBITS

NUMERICAL EXHIBITS OMITTED IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THESE EXHIBITS ARE BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.